FILED PURSUANT TO
RULE 424(b)(3)
SEC FILE NUMBER 333-139753

PROSPECTUS

JULY 28, 2008

5,980,000 SHARES

TORNADO GOLD INTERNATIONAL CORPORATION

COMMON STOCK

This prospectus relates to the sale or other disposition of up to 5,980,000 shares of our common stock, $0.001 par value per share. These shares may be offered and sold or otherwise disposed of from time to time by the selling stockholders named herein or their pledges, donees, transferees, or other successors in interest. We are not selling any securities in this offering, and therefore, will not receive any proceeds from this offering. However, we will receive proceeds in the amount of $3,588,000 assuming the cash exercise of 5,980,000 warrants held by the selling stockholders.

The selling stockholders may dispose of their common stock through public or private transactions at prevailing market prices or at privately negotiated prices. The selling stockholders may include pledgees, donees, transferees, or other successors in interest. The selling stockholders will pay any sales commissions incurred in connection with the disposition of shares through this prospectus.

Our common stock is traded on the OTC Bulletin Board under the symbol “TOGI”. On July 10, 2008, the last sale price of our common stock as reported by the OTC Bulletin Board was $0.21 per share.

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You should carefully consider “Risk Factors” beginning on page 5 for important information you should consider when determining whether to invest in our common stock.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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The date of this Prospectus is July 28, 2008

PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. It does not contain all of the information that is important to you. You should read carefully this entire prospectus, including the “Risk Factors,” and the financial information and related notes before making an investment decision.

Company Background.

We were incorporated in Nevada as Nucotec, Inc. on October 8, 2001, in order to serve as a holding company for Salty’s Warehouse, Inc., which sold consumer electronics products and other name-brand products over the Internet. On March 19, 2004, pursuant to a Plan of Reorganization and Acquisition, we disposed of our operating asset, Salty’s Warehouse, Inc. On July 7, 2004, we changed our name from Nucotec, Inc. to Tornado Gold International Corp. to reflect our new business focus. On February 28, 2007, we filed a Certificate of Merger with the State of Delaware changing our domicile from Nevada to Delaware through the merger of our Nevada corporation into our wholly owned Delaware subsidiary created solely for this purpose. In this prospectus, the words “we,” “our,” “ours,” and “us” refer only to Tornado Gold International Corp. and not to any of the selling stockholders.

Our principal executive offices are located at 8600 Technology Way, Suite 118, Reno, Nevada, 89521, and the telephone number is (775) 852-3770.

Business Overview.

Under our new management, we undertook a different business focus: the identification and acquisition of properties exhibiting the potential for gold mining operations by others.

Private Placements

On July 18, 2006, we sold an aggregate of 6,145,000 units of our securities to 16 accredited investors or non-U.S. persons in a private placement (the “2006 Private Placement”) . The purchase price was $0.30 per unit, for an aggregate amount of approximately $1,834,500. Out of the 6,145,000 unit sold, 1,145,000 units consisted of one share of common stock and one warrant to purchase one share of common stock (“Regular Warrant”). The Regular Warrants have an exercise period of three years and an exercise price of $0.60 per share.

Included in the 6,145,000 unit sold, 5,000,000 units consisted of special warrants with each special warrant (“Special Warrant”) entitling the holder thereof to acquire one share of common stock, without additional consideration, and one Regular Warrant. The holder of Special Warrants, in its discretion, may convert one Special Warrant into one share of common stock at any time not later than 10 years from the closing without the tender of any additional consideration. However, the Special Warrants have no voting rights. The Special Warrants shall not be exercisable if, after giving effect to any such purported exercise, the holder, together with any affiliate thereof (including any person or company acting jointly or in concert with the holder) (the “Joint Actors”) would in the aggregate beneficially own, or exercise control or direction over, that number of our voting securities that is 9.99% or greater of the total of our issued and outstanding voting securities, immediately after giving effect to such exercise; provided, however, that upon the holder providing our company with sixty-one (61) days’ notice that such holder would like to waive this provision with regard to any or all shares of common stock issuable upon exercise of the warrants, this provision will be of no force or effect with regard to all or a portion of the warrants referenced in the Waiver Notice. The Regular Warrants have an exercise period of three years and an exercise price of $0.60 per share.

Offering and sale of the 2006 Private Placement were completed on July 18, 2006. This registration statement is registering 5,980,000 shares of common stock issuable upon exercise of the warrants as part of the units of our securities acquired by certain purchasesrs in the 2006 Private Placement.

On March 5, 2008, we entered into a settlement agreement with the subscriber of the Special Warrants whereby we agreed to issue and register an additional 2,272,500 shares of our common stock for this subscriber in exchange for the subscriber’s release of all of our liabilities under the registration rights agreement between our company and this subscriber. We issued 2,272,500 shares of our common stock to this subscriber on April 1, 2008.

The Offering.

Shares Offered by the Selling Stockholders

We are registering 5,980,000 shares of common stock, consisting of 5,980,000 shares of common stock issuable upon exercise of the warrants, all for sale or other disposition by the selling stockholders identified under the heading “Selling Stockholders.” There can be no assurance that any or all of the unissued shares will be issued.

Common Stock Outstanding	There are 35,785,689 shares of common stock issued and outstanding as of April 10, 2008.

Use of Proceeds

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. We may receive proceeds of $3,588,000 if all of the Regular Warrants held by the selling stockholders are exercised for cash. Management anticipates such proceeds will be used for working capital and other general corporate purposes. We cannot estimate how many, if any, Regular Warrants will be exercised.

Risk Factors

Purchase of our common stock involves a high degree of risk. You should read and carefully consider the information set forth under “Risk Factors” beginning on page 5 and the information contained elsewhere in this prospectus.

Summary Consolidated Financial Data

The following summary of financial information sets forth certain historical financial data derived from our financial statements for the periods presented. While the following financial information reflects the operating history, results of operations, and financial condition of our operations to date, these results may bear little, if any, relationship to the potential financial success of our business operations. The results of operations are not necessarily indicative of the results for any future period.

The following summary financial information should be read in conjunction with our financial statements and related notes beginning on page F-1 of this prospectus and the discussions under the headings “Business” and “Management’s Discussion and Analysis or Plan of Operation.”

	For the 3 months ended March 31, 2008	For the 3 months ended March 31, 2007	For the year ended December 31, 2007

Statement of Operations Data:
Income (loss) from operations	$(31,053)	$204,953	$(2,170,629)
Net income (loss)	$(62,647)	$(226,569)	$(2,514,979)
Basic and diluted net income (loss) per share	$(0.00)	$(0.01)	$(0.08)
Weighted-average basic and diluted common shares outstanding	33,190,260	30,111,526	30,111,526

	As at March 31, 2008	December 31, 2007
Balance Sheet Data:
Cash and other current assets	$130,007	$17,574
Mining claims	$581,048	$581,048
Total assets	$727,270	$607,804
Total stockholders’ equity (deficit)	$(436,268)	$(1,836,761)

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the material risk factors listed below and all other information contained in this prospectus before investing in our common stock. You should also keep these risk factors in mind when you read the forward-looking statements. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us.

If any of the following risks occur, our business, our quarterly and annual operating results, and/or our financial condition could be materially and adversely affected. In that case, the market price of our common stock could decline or become substantially volatile and you could lose some or all of your investment.

Risks Related to Our Company and Our Business

There is no assurance that we will operate profitably or will generate positive cash flow in the future.

We have never generated any revenues from operations. We do not presently have sufficient financial resources or any operating cash flow to undertake by ourselves all of our planned exploration and development programs. If we cannot generate positive cash flows in the future, or raise sufficient financing to continue our normal operations, then we may be forced to scale down or even close our operations. Furthermore, our ability to meet our business plan could be adversely affected.

We will depend almost exclusively on outside capital to pay for the continued exploration and development of our properties. Such outside capital may include the sale of additional stock and/or commercial borrowing. Capital may not be available to meet our continuing exploration and development costs or, if the capital is available, it may not be on terms acceptable to us. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our then-current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business, and as a result, we may be required to scale back or cease operations for our business, the result of which would be that our stockholders would lose some or all of their investment.

We have a limited operating history, and if we are not successful in continuing to grow our business, we may have to scale back or even cease our ongoing business operations.

Our company has a limited operating history and must be considered in the exploration stage. Our operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unable to operate on a profitable basis. We are in the exploration stage and potential investors should be aware of the difficulties normally encountered by enterprises in the exploration stage. If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in our company.

There are numerous exploration and development risks associated with our industry.

There is no assurance given by us that our exploration and development programs and properties will result in the discovery, development, or production of a commercially viable ore body.

The business of exploration for minerals and mining involves a high degree of risk. Few properties that are explored are ultimately developed into producing mines. There is no assurance that our mineral exploration and development activities will result in any discoveries of bodies of commercial ore. The economics of developing gold and other mineral properties are affected by many factors, including capital and operating costs, variations of the grade of ore mined, fluctuating mineral markets, costs of processing equipment, and such other factors as government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals, and environmental protection. Substantial expenditures are required to establish reserves through drilling, to develop metallurgical processes to extract metal from ore, and to develop the mining and processing facilities and infrastructure at any site chosen for mining. No assurance can be given that funds required for development can be obtained on a timely basis. The marketability of any minerals acquired or discovered may be affected by numerous factors which are beyond our control and which cannot be accurately foreseen or predicted, such as market fluctuations, the global marketing conditions for precious and base metals, the proximity and capacity of milling facilities, mineral markets, and processing equipment, and such other factors as government regulations, including regulations relating to royalties, allowable production, importing and exporting minerals, and environmental protection.

The price of gold can be volatile.

Gold prices historically have fluctuated widely and are affected by numerous factors outside of our control, including industrial and retail demand, central bank lending, sales and purchases of gold, forward sales of gold by producers and speculators, levels of gold production, short-term changes in supply and demand because of speculative hedging activities, confidence in the global monetary system, expectations of the future rate of inflation, the strength of the US dollar (the currency in which the price of gold is generally quoted), interest rates, and global or regional political or economic events.

The potential profitability of our operations is directly related to the market price of gold. A decline in the market price of gold would materially and adversely affect our financial position. A decline in the market price of gold may also require us to write-down any mineral reserves that we might book, which would have a material and adverse effect on our earnings and financial position. Further, if the market price of gold declines, we may experience liquidity difficulties if and when we attempt to sell any gold we discover. This may reduce our ability to invest in exploration and development, which would materially and adversely affect future production, earnings, and our financial position.

Competition in the gold mining industry is highly competitive and there is no assurance that we will be successful in acquiring leases.

The gold mining industry is intensely competitive. We compete with numerous individuals and companies, including many major gold exploration and mining companies, that have substantially greater technical, financial, and operational resources and staffs. Accordingly, there is a high degree of competition for desirable mining leases, suitable properties for mining operations, and necessary mining equipment, as well as for access to funds. We cannot predict if the necessary funds can be raised or that any projected work will be completed. There are other competitors that have operations in the Nevada area and the presence of these competitors could adversely affect our ability to acquire additional leases.

Government regulation and environmental regulatory requirements may impact our operations.

Failure to comply with applicable environmental laws, regulations, and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities, causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Amendments to current laws, regulations, and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on us and cause increases in capital expenditures or production costs or reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties.

To the best of our knowledge, we are operating in compliance with all applicable environmental regulations.

Adversarial legal proceedings may adversely affect us.

We may become party to litigation or other adversary proceedings, with or without merit, in a number of jurisdictions. The cost of defending such claims may take away from management time and effort and if determined adversely to us, may have a material and adverse effect on our cash flows, results of operation, and financial condition. As at the date of this Registration Statement, we are not a party to any material litigation or other adversary proceeding.

Our directors and/or officers may have conflicts of interest.

There is no assurance given by us that our directors and officers will not have conflicts of interest from time to time.

Our directors and officers have entered into, and may continue to enter into, numerous mining leases and options with us, which may not have been, or may not be, at arms-length.

Furthermore, our directors and officers may serve as directors or officers of other public resource companies or have significant shareholdings in other public resource companies and, to the extent that such other companies may participate in ventures in which we may participate, our directors may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. The interests of these companies may differ from time to time. In the event that such a conflict of interest arises at a meeting of our directors, a director who has such a conflict will abstain from voting for or against any resolution involving any such conflict.

We may be subject to uninsured risks.

There is no assurance given by us that we are adequately insured against all risks.

We may become subject to liability for cave-ins, pollution, or other hazards against which we cannot insure or against which we have elected not to insure because of high premium costs or other reasons. The payment of such liabilities would reduce the funds available for exploration and mining activities.

Our Bylaws contain provisions indemnifying our officers and directors against all costs, charges, and expenses incurred by them.

Our Bylaws contain provisions with respect to the indemnification of our officers and directors against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him, in a civil, criminal, or administrative action or proceeding, to which he is made a party by reason of his being or having been one of our directors or officers.

Our Bylaws do not contain anti-takeover provisions, which could result in a change of our management and directors if there is a take-over of us.

We do not currently have a stockholder rights plan or any anti-takeover provisions in our Bylaws. Without any anti-takeover provisions, there is no deterrent for a take-over of us, which may result in a change in our management and directors.

Risks Related to Owning Our Stock

A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because our operations have been primarily financed through the sale of convertible debt and equity securities, a decline in the price of our common stock could be especially detrimental to our liquidity and our continued operations. Any reduction in our ability to raise equity capital in the future would force us to reallocate funds from other planned uses and would have a significant negative effect on our business plans and operations, including our ability to develop new projects and continue our current operations. If our stock price declines, we may not be able to raise additional capital or generate funds from operations sufficient to meet our obligations.

Trading of our stock may be restricted by the SEC’s “Penny Stock” regulations, which may limit a stockholder’s ability to buy and sell our stock.

The U.S. Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of

$5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in, and limit the marketability of, our common stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Trading in our common shares on the OTC Bulletin Board is limited and sporadic, making it difficult for our stockholders to sell their shares or liquidate their investments.

Our common shares are currently quoted on the OTC Bulletin Board. The trading price of our common shares has been subject to wide fluctuations. The market price of a publicly traded stock, especially a junior resource issuer like us, is affected by many variables in addition to those directly related to exploration successes or failures. Such factors include the general condition of the market for junior resource stocks, the strength of the economy generally, the availability and attractiveness of alternative investments, and the breadth of the public market for the stock. The effect of these and other factors on the market price of the common shares on the OTC Bulletin Board suggests that our shares will continue to be volatile. The stock market has generally experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with no current business operation. There can be no assurance that trading prices and price earnings ratios previously experienced by our common shares will be matched or maintained. These broad market and industry factors may adversely affect the market price of our common shares, regardless of our operating performance. Therefore, investors could suffer significant losses if our shares are depressed or illiquid when an investor seeks liquidity and needs to sell our shares.

In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted. Such litigation, if instituted, could result in substantial costs for us and a diversion of management’s attention and resources.

Because of the early stage of development and the nature of our business, our securities are considered highly speculative.

Our securities must be considered highly speculative, generally because of the nature of our business and the early stage of its development. We are engaged in the business of mining. Our properties are in the exploration stage only and are without known gold reserves. Accordingly, we have not generated any revenues nor have we realized a profit from our operations to date and there is little likelihood that we will generate any revenues or realize any profits in the short term. Any profitability in the future from our business will be dependent upon locating and developing gold, which itself is subject to numerous risk factors as set forth herein. Since we have not generated any revenues, we will have to raise additional monies through the sale of our equity securities or debt in order to continue our business operations.

Investors’ interests in our company will be diluted and investors may suffer dilution in their net book value per share if we issue additional shares or raise funds through the sale of equity securities.

In the event that we are required to issue any additional shares or enter into private placements to raise financing through the sale of equity securities, investors’ interests in us will be diluted and investors may suffer dilution in their net book value per share, depending on the price at which such securities are sold. If we issue any such additional shares, such issuances also will cause a reduction in the proportionate ownership and voting power of all other stockholders. Further, any such issuance may result in a change in our control.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements include indications regarding our intent, belief, or current expectations. Discussions in this prospectus under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis or Plan of Operation” and “Business,” as well as in other parts of this prospectus, include forward-looking statements. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate, and other statements in this prospectus that are not historical facts. Forward-looking statements are based on management’s beliefs, assumptions, and expectations of our future economic performance, taking into account the information currently available to management. When used in this prospectus, the words “expect,” “project,” “may,” “will,” “should,” “anticipate,” “believe,” “estimate,” “intend,” “objective,” “plan,” “seek,” and similar words and expressions, or the negatives of these words or expressions, are generally intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance, and/or financial condition to differ materially from the expectations of future results, performance, or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include those discussed in “Risk Factors” and in other sections of this prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We qualify any forward-looking statements entirely by these cautionary factors.

BUSINESS OVERVIEW

We were incorporated in Nevada as Nucotec, Inc. on October 8, 2001, in order to serve as a holding company for Salty’s Warehouse, Inc. We disposed of that asset in March 2004 as described herein and changed our name to Tornado Gold International Corp. in July 2004. Prior to March 2004, we operated through Salty’s Warehouse; under our current management, we are an exploration stage company that has begun to acquire low-risk, high-grade properties for gold exploration in Nevada. Using the evaluation technique described herein, we hope to acquire properties that will offer new economically viable gold mining properties for resale to entities who will undertake to begin mining operations on those properties. We believe that our technical team, consisting of our new management, will help us operate successfully.

USE OF PROCEEDS

We will not receive any proceeds from the sale or other disposition of any of the shares being registered on behalf of the selling stockholders, nor will such proceeds be available for our use or benefit.

We may receive proceeds of $3,588,000 if all of the Regular Warrants held by the selling stockholders are exercised for cash. Management anticipates such proceeds will be used for working capital and general corporate purposes. We cannot estimate how many, if any, Regular Warrants will be exercised.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and do not anticipate paying any cash dividends in the near future. Our Board of Directors has sole discretion to pay cash dividends based on our financial condition, results of operation, capital requirements, contractual obligations, and other relevant factors.

CAPITALIZATION

The following table sets forth our capitalization on December 31, 2007.

	Shares Authorized	Shares Outstanding	Amount
Common stock	100,000,000	30,311,526	$30,312
Additional paid-in capital	—	—	$2,077,507
Accumulated deficit	—	—	$(704,993)
Deficit accumulated during the exploratory stage	—	—	$(4,739,169)
Subscribed Warrants	—	—	$1,500,000
Stock subscription receivable	—	—	$(418)
Net stockholders’ equity (deficit)	—	—	$(1,836,761)

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board and in the Pink Sheets under the trading symbol “TOGI.” The Company completed a 50-for-1 forward stock split of its issued and outstanding shares of common stock on April 27, 2004; a 6.82 -for-1 forward stock split on August 31, 2004; and a 1.20 -for-1 forward stock split on May 31, 2005.

The following table sets forth the high and low bid prices for our common stock for the periods indicated, as reported by Pink Sheets, LLC. These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

	Closing Bid
	High	Low
Fiscal Year 2005:
Quarter Ended March 31, 2005	$1.01	$0.75
Quarter Ended June 30, 2005 (before 20% stock dividend through May 24, 2005)	$1.06	$0.80
Quarter Ended June 30, 2005 (after 20% stock dividend from May 25, 2005)	$0.53	$0.51
Quarter Ended September 30, 2005	$0.81	$0.53
Quarter Ended December 31, 2005	$0.84	$0.67
Fiscal Year 2006:
Quarter Ended March 31, 2006	$0.915	$0.50
Quarter Ended June 30, 2006	$1.04	$0.50
Quarter Ended September 30, 2006	$0.85	$0.45
Quarter Ended December 31, 2006	$0.45	$0.18
Fiscal Year 2007
Quarter Ended March 31, 2007	$0.60	$0.21
Quarter Ended June 30, 2007	$0.49	$0.25
Quarter Ended September 30, 2007	$0.30	0.15
Quarter Ended December 31, 2007	$0.20	0.055

As of April 10, 2008, there were approximately 39 holders of record of our common stock.

Options. We have a total of 210,000 exercisable options to purchase shares of our common stock currently outstanding, of which 60,000 were granted in 2004 and 150,000 were granted in 2005. We have 150,000 options outstanding to purchase shares of our common stock at $0.75 per share to a consultant pursuant to a consulting service agreement. Of these 150,000 options, 25,000 options were granted in September 2005 and 125,000 options were granted in December 2005; these 150,000 options expire September 28, 2010. We also granted 60,000 options to purchase shares of our common stock at $0.15 per shares to former employees of the company. In June 2006, former management exercised some of their options to purchase a total of 24,800 shares of the Company’s common stock for $3,720. The remaining options expire in March 2014.

Warrants. We have 625,000 warrants outstanding to purchase shares of our common stock at $0.85 per share. These warrants expire in December 2010. As the result of our July 18, 2006 private placement, we have an aggregate of 6,1450,000 additional warrants to purchase our common stock at $0.60 per share. These warrants expire in July 2009. We also have outstanding 5,000,000 special warrants with each special warrant (“Special Warrant”) entitling the holder thereof to acquire one share of common stock without additional consideration. The holder of Special Warrants, in its discretion, may convert one Special Warrant into one share of common stock at any time not later than 10 years from the closing without the tender of any additional consideration. However, the Special Warrants have no voting rights. The Special Warrants shall not be exercisable if, after giving effect to any such purported exercise, the holder, together with any affiliate thereof (including any person or company acting jointly or in concert with the holder) (the “Joint Actors”) would in the aggregate beneficially own, or exercise control or direction over, that number of our voting securities that is 9.99% or greater of the total of our issued and outstanding voting securities, immediately after giving effect to such exercise; provided, however, that upon the holder providing our company with sixty-one (61) days’ notice that such holder would like to waive this provision with regard to any or all shares of common stock issuable upon exercise of the warrants, this provision will be of no force or effect with regard to all or a portion of the warrants referenced in the Waiver Notice.

Penny Stock Regulation

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

  a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

  a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities’ laws;

  a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the “bid” and “ask” price;

  a toll-free telephone number for inquiries on disciplinary actions;

  definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and

  such other information and in such form (including language, type, size, and format), as the Securities and Exchange Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stocks, the broker-dealer also must provide the customer the following:

  the bid and offer quotations for the penny stock;

  the compensation of the broker-dealer and its salesperson in the transaction;

  the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

  monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written, suitable statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

Dividends

We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and do not anticipate paying any cash dividends in the near future. Our Board of Directors has sole discretion to pay cash dividends based on our financial condition, results of operation, capital requirements, contractual obligations, and other relevant factors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

We begin Management’s Discussion and Analysis or Plan of Operation with a discussion of our business overview. This overview is followed by a discussion of selected financial information line items and a detailed analysis of our plan of operation and results of operations. This section should be read in conjunction with our Consolidated Financial Statements and the Notes thereto, which are included elsewhere in this report.

Business Overview

We are a junior exploration company. Our business focus is on the identification and acquisition of properties that exhibit the potential for gold mining operations by others.

We were incorporated in Nevada on October 8, 2001, initially to serve as a holding company for Salty’s Warehouse, Inc., which sold consumer electronics products and other name-brand consumer products over the Internet. On March 19, 2004, pursuant to a Plan of Reorganization and Acquisition, we disposed of Salty’s Warehouse, Inc., and under our current management, undertook our current business focus. In connection with that change of business focus, on July 7, 2004, we changed our name to Tornado Gold International Corp. from Nucotec, Inc., which name change had been approved by our Board of Directors and the holders of a majority of our outstanding common stock on May 12, 2004. On February 28, 2007, we filed a Certificate of Merger with the State of Delaware changing our domicile from Nevada to Delaware through the merger of our Nevada corporation into our wholly owned Delaware subsidiary created solely for this purpose.

Critical Accounting Policies

Our Management’s Discussion and Analysis or Plan of Operation section discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of our financial statements include estimates as to the appropriate carrying value of certain assets and liabilities, which are not readily apparent from other sources, accruals for other costs, and the classification of net operating loss and tax credit carry-forwards between current and long-term assets. These accounting policies are more fully described in the notes to the financial statements included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007.

Mining Costs

Costs incurred to purchase, lease or otherwise acquire property are capitalized when incurred. General exploration costs and costs to maintain rights and leases are expensed as incurred. Management periodically reviews the recoverability of the capitalized mineral properties and mining equipment. Management takes into consideration various information including, but not limited to, historical production records taken from previous mine operations, results of exploration activities conducted to date, estimated future prices and reports, and opinions of outside consultants. When it is determined that a project or property will be abandoned or its carrying value has been impaired, a provision is made for any expected loss on the project or property.

Liquidity and Capital Resources

We had cash and cash equivalents totaling $130,007 as of March 31, 2008, and had prepaid expenses totaling $10,382, making our total current assets $140,389. We also had mining claims of $581,048, computer equipment of $1,826, and intangible assets of $4,007, making our total assets $727,270 as of March 31, 2008. As of that date, our available cash and cash equivalents were not sufficient to pay our day-to-day expenditures or to effectuate our business plan. We are committed to continue to seek the necessary financing needed to continue operating through the sale of equity or debt financing, though there is no guarantee we will be able to do so.

As of March 31, 2008, we had a net working capital deficit of $436,268.

Net cash used in operating activities was $58,559 for the three months ended March 31, 2008 compared to $204,791 for the three months ended March 31, 2007.

Due to numerous economic and competitive risks, any or all of which may have a material adverse impact upon our operations, there can be no assurance that we will be able to generate significant revenues or achieve a level of positive cash flow that would permit us to continue our current business plan. Our current plans encompass the identification and acquisition of properties exhibiting the potential for gold mining operations by others. However, as noted, we must continue to raise additional capital in order to ensure the availability of resources sufficient to fund all of our general and administrative expenses for the next twelve months.

No assurances can be given that we will be able to obtain sufficient operating capital through the sale of our common stock and borrowing or that the development and implementation of our business plan will generate sufficient revenues in the future to sustain ongoing operations. These factors raise substantial doubt with our auditor about our ability to continue as a going concern.

Plan of Operations.

In July 2006, we closed a financing of US $1,844,000. A substantial portion of the funds have been devoted to the lease costs of our properties. We also spent a material portion for administrative overhead and future acquisition opportunities. Thus, we have approximately, $3,500 available for exploration on its current properties and general and administrative expenses over the next 12 months, during which period we will continue to pursue additional financing opportunities to further its exploration and acquisition program.

We begin our exploration process by attempting to understand the regional geology of our prospects and by progressing through the district-wide geologic setting. Eventually, we graduate to the geologic setting of each individual proposed drill hole. Before drilling, we attempt to predict our probability of success, and we will drill only sites that we believe have the best chance of encountering a gold deposit. Typically, we will engage in integrated surface geological, geochemical, and geophysical analysis before we begin drilling. Some of the specific methods that we will engage in include magmatic affinity, pluton vectoring, kinetic structural analysis, and metal dispersion.

To date, we have acquired leases in several claim blocks in the North Central Nevada area. However, in addition to our initial exploration program, we will need to spend significant funds to complete further in-depth drilling and engineering studies before we can identify whether or not we have a commercially viable mineral deposit.

Future funding levels will also determine the extent and number of properties that we will explore. No certainty can be ascertained on our overall exploration program until significant funding levels have been achieved.

While most properties will be examined and sampled, we will also analyze the results of all previous work that is publicly available for the properties. We currently expect that in Spring 2009, we will perform a small amount of drilling on the Jack Creek property. A ranking system will enable us to decide which properties will undergo detailed work and drill at the earliest opportunity. The remaining properties will be made available for farm-out or for development at a later date, or dropped all-together from further work.

The following is a list of projects on which we have decided to focus during the next 12 months. The prioritization of, and the projects themselves, are expected to change depending on funding levels and preliminary sampling results:

Jack Creek. We intend to undertake geological and structural analysis, as well as soil sampling and geophysical surveys, on this property, located in the Independence Mountains mining district about 50 miles north of Elko, Nevada. If we are able to obtain additional financing, the intended work is in preparation for an intended drill program on the property currently expected to be performed in Spring 2008, which, in aggregate, is expected to cost up to approximately $100,000.

The Jack Creek Property comprises a total of approximately 6,000 acres in Elko County, Nevada, and is located in the northern Independence Mountains. Management believes that the property is attractive because it occupies the southwest flank of a prominent gravity high, indicating the presence of relatively shallow Paleozoic carbonate sedimentary rocks.

We acquired an option for 53 additional claims at the Jack Creek Property, Elko County, Nevada. The option was acquired from Gateway Gold (USA) Corp. through two of our directors, Earl Abbott and Stanley Keith. We have the option to earn a 50% undivided interest in the 53 claims through our expenditure on the claims of a total of $500,000 in various stages by March 1, 2007, 2008, and 2009. Currently, however, we do not have such funds available and will need to raise additional funds in order to exercise the option.

NT Green. Subject to our ability to obtain further financing, exploration is currently anticipated to occur during the Spring of 2009 and will focus on delineating drill targets. The property will be prospected by sampling and analysis of mineralized rock. We expect to perform a kinematic structural analysis of the property and expect to produce a more realistic geologic map than those made available in the past. A soil geochemistry program will aid in identifying favorable fault structures and intersections, as well as the centers of the most active hydrothermal activity. A pluton vectoring study is expected to be performed by analysis of all intrusive rocks and their interpretation. In addition, an airborne magnetic survey is expected to be performed over the property to aid in the discovery of dikes and sills and to aid in the mapping and structural analysis. It is intended that by the Spring of 2008, we will have identified targets for permitting and drilling. We expect that it will cost up to approximately $100,000 to complete this program; however, that amount may vary depending on preliminary results.

Our forecast for our operations involves risks and uncertainties, and actual results could fail as a result of a number of factors. We will need to raise additional capital to exploit our properties. In the event that we experience a shortfall in our capital, we intend to pursue capital through public or private financing as well as borrowings and other sources. We cannot guarantee that additional funding will be available on favorable terms, if at all and if adequate funds are not available. Our ability to continue or expand our operations may be significantly hindered. We have not contemplated any plan of liquidation in the event that we do not generate revenues.

As an exploration company, we are not currently conducting any research and development activities and we do not anticipate conducting such activities in the near future. In the event that we obtain significant funding to fully implement our exploration program, we will need to hire additional employees or independent contractors and possibly purchase or lease additional equipment. With large current demand for resource exploration equipment and human capital in the state of Nevada, there is no guarantee that we will be able to meet our equipment and human capital needs. However, management believes that the network of relationships developed over the years by our officers and directors in Nevada will largely mitigate any shortages that similar companies face.

The projects described above will be managed by Dr. Earl Abbott. Dr. Abbott holds a Ph.D degree in geology from Rice University where he studied the tectonics of the western U.S. He has spent 34 years exploring for mineral deposits, 26 of them for gold in Nevada, and, with Carl Pescio, he managed an exploration program in Nevada in 1981 resulting in the acquisition of 3 gold ore bodies that were mined profitably. Over his career, Dr. Abbott has consulted to the mining industry and has been an officer and director of several junior mining companies. Dr. Abbott is a Certified Professional Geologist by the American Institute of Professional Geologists (AIPG) and past President of the Nevada Chapter. He is also a member and past President of the Geological Society of Nevada (GSN), the Nevada Petroleum Society (NPS), and the Denver Region Exploration Geologists Society (DREGS); and he is a member of the Society of Economic Geologists (SEG), the Society for Mining, Metallurgy, and Exploration (SME), the Geological Society of America (GSA), the Northwest Mining Association (NWMA), the British Columbia & Yukon Chamber of Mines, and the Prospectors and Developer Association of Canada (PDAC). Dr. Abbott is a Qualified Person under the rules of National Instrument 43-101.

We expect to utilize the services of various third-party geological professionals to assist with the various projects. The number of consultants will depend on our initial exploratory results and funding levels. No plans are in place for a significant change in the number of full-time personnel.

Product Research and Development

We do not intend to conduct any research and development over the twelve months ending December 31, 2008.

Purchase of Significant Equipment

We do not intend to purchase any significant equipment over the twelve months ending December 31, 2008.

Result of Operations.

For the year ended December 31, 2007, compared to the year ended December 31, 2006

Revenue - We have realized no revenues for the year ended December 31, 2007 and no revenues for the year ended December 31, 2006.

Operating Expenses - For the year ended December 31, 2007, our total operating expenses were $2,170,629, compared to our total operating expenses of $1,264,273 in the corresponding prior period. Of the $2,170,629 incurred in the year ended December 31, 2007, $167,957 related to our mining exploration, $341,322 related to general and administrative activities, $Nil related to our compensation expense on option grants and $1,661,350 resulted from loss from abandonment of mining claims. Of the $1,264,273 incurred in the year ended December 31, 2006, $705,286 related to mining exploration, $512,630 related to general and administrative activities, and $46,356 related to our compensation expense on options grants. During the year period ended December 31, 2007, we accrued $249,975 in liquidated damages for breach of a registration rights agreement and $94,375 in interest expenses on notes payable, compared to interest accruing during the year ended December 31, 2006, of $81,326. No interest has been paid on notes payable during either period.

Of the $167,957 that we incurred in our mining operations during the year ended December 31, 2007, $61,819 relates to technical consulting services rendered by our President. Of the $341,322 that we incurred in general and administrative expenses during the year ended December 31, 2007, $38,685 relates to services rendered by our President. Of the $100,504 in total fees charged by our President, $53,344 was still owed to him at December 31, 2007. Other notable general and administrative expenses incurred for the year ended December 31, 2007 include investor relations of $126,563, accounting fees of $27,530, legal fees of $70,542, and rent expense of $16,757.

	For the Year Ended
	December 31,
	2007	2006
Professional fees: Legal fees	$70,542	$136,005
Administrative Fee: E Abbott	38,685	51,350
Investor Relations	$126,563	105,288
Professional fees: Accounting fees	27,529	39,498
Administrative Fee: G. Drazenovic	Nil	50,000
Insurance	6,499	4,811
Employee leasing	6,987	11,554
Travel	26,167	59,235
Advertising	Nil	2,500
Rent	16,757	18,888
Consulting fees	Nil	16,649
Stock Transfer Fees	3,797	1,275
Depreciation	3,397	111
Telephone	9,582	3,071
Office expense	4,405	11,169
Dues and subscriptions	180	912
Bank fees	72	144
Taxes and licenses	160	170
	$341,322	$512,629

For the three months ended March 31, 2008, compared to the three months ended March 31, 2007

Revenue - We have realized no revenues for the three months ended March 31, 2008 and no revenues for the three months ended March 31, 2007.

Operating Expenses - For the three months ended March 31, 2008, our total operating expenses were $31,053, compared to our total operating expenses of $204,953 in the corresponding prior period. Of the $31,053 incurred in the three months ended March 31, 2008, $Nil related to our mining exploration, $31,053 related to general and administrative activities and $Nil related to our compensation expense on option grants.  Of the $204,953 incurred in the three months ended March 31, 2007, $79,197 related to mining exploration, $125,756 related to general and administrative activities, and $Nil related to our compensation expense on options grants.  During the three-month period ended March 31, 2008, we accrued $31,894 in interest expenses on notes payable, compared to interest accruing during the three-month period ended March 31, 2007, of $21,616. No interest has been paid on notes payable during either period.

Off-Balance Sheet Arrangements.

There are no off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors; except for our commitment to lease certain mining property that require us to make substantial lease payments in the future as disclosed in Notes to the financial statements included elsewhere in this Proxy Statement.

Private Placements

In December 2005, we sold 625,000 units in a private placement at a price of $0.80 per unit to an investor, who is also a note holder. Each unit consisted of one share of our common stock and a warrant to purchase one share of our common stock at $0.85 per share. The warrants expire in December 2010.

On July 18, 2006, we sold an aggregate of 6,145,000 units of our securities to 16 accredited investors or non-U.S. persons in a private placement (the “2006 Private Placement”) . The purchase price was $0.30 per unit, for an aggregate amount of approximately $1,843,500. Out of the 6,145,000 unit sold, 1,145,000 units consisted of one share of common stock and one warrant to purchase one share of common stock (“Regular Warrant”). The Regular Warrants have an exercise period of three years and an exercise price of $0.60 per share.

Included in the 6,145,000 unit sold, 5,000,000 units consisted of special warrants with each special warrant (“Special Warrant”) entitling the holder thereof to acquire one share of common stock, without additional consideration, and one Regular Warrant. The holder of Special Warrants, in its discretion, may convert one Special Warrant into one share of common stock at any time not later than 10 years from the closing without the tender of any additional consideration. However, the Special Warrants have no voting rights. The Special Warrants shall not be exercisable if, after giving effect to any such purported exercise, the holder, together with any affiliate thereof (including any person or company acting jointly or in concert with the holder) (the “Joint Actors”) would in the aggregate beneficially own, or exercise control or direction over, that number of our voting securities that is 9.99% or greater of the total of our issued and outstanding voting securities, immediately after giving effect to such exercise; provided, however, that upon the holder providing our company with sixty-one (61) days’ notice that such holder would like to waive this provision with regard to any or all shares of common stock issuable upon exercise of the warrants, this provision will be of no force or effect with regard to all or a portion of the warrants referenced in the Waiver Notice. The Regular Warrants have an exercise period of three years and an exercise price of $0.60 per share.

Offering and sale of the 2006 Private Placement were completed on July 18, 2006.  This registration statement is registering 5,980,000 shares of common stock issuable upon exercise of the warrants as part of the units of our securities acquired by certain purchasers in the 2006 Private Placement.

On October 9, 2007, we issued 200,000 shares of our common stock to one accredited investor pursuant to an agreement we entered into with the accredited investor to acquire rights to the Illipah prospect. We issued these shares of our common stock in a private placement transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated thereunder.

On February 15, 2008, we issued 3,201,663 shares of our common stock to two non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933) pursuant to conversions of convertible promissory notes previously issued to these two non-U.S. persons. We issued these shares of our common stock in offshore transactions relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On April 1, 2008, we issued 2,272,500 shares of our common stock to one non-U.S. person (as that term is defined in Regulation S of the Securities Act of 1933) pursuant to a release and settlement agreement we entered into on March 5, 2008 with the non-U.S. person to release our company from liquidated damage provisions contained in a registration rights agreement we entered into with the non-U.S. person for a previous private placement. We issued these shares of our common stock in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

There have been no changes in, or disagreements with, our accountants since our formation required to be disclosed pursuant to Item 304 of Regulation S-B that have not been previously reported.

The reports of Jonathon P. Reuben for the fiscal years-ended December 31, 2005, and December 31, 2004, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles, except as described herein. The report of Jonathon P. Reuben for these fiscal years was qualified with respect to uncertainty as to our ability to continue as a going concern.

BUSINESS

Corporate History and Business Overview

We were incorporated in Nevada as Nucotec, Inc. on October 8, 2001, in order to serve as a holding company for Salty’s Warehouse, Inc. We disposed of that asset in March 2004 as described herein and changed our name to Tornado Gold International Corp. in July 2004. Our new management has undertaken to change our business focus. Prior to March 2004, we operated through Salty’s Warehouse; under our new management, we are an exploration stage company that has begun to acquire low-risk, high-grade properties for gold exploration in Nevada. Using the evaluation technique described herein, we hope to acquire properties that will offer new economically viable gold mining properties for resale to entities who will undertake to begin mining operations on those properties. We believe that our technical team, consisting of our new management, will help us operate successfully. Earl W. Abbott, our officer and director, has extensive data and program management experience; and Carl A. Pescio, also one of our directors, has ‘on-the-ground’ prospecting and property knowledge. There is, however, no assurance that a commercially viable mineral deposit exists on any of our properties. Further exploration will be required before a final evaluation as to the economic and legal feasibility is determined.

In particular, one of our former directors, Stanley B. Keith, has developed what we believe to be a new and unique technological approach for the exploration of certain types of gold deposits; we hope to use this approach to identify suitable properties. Mr. Keith’s approach has been developed over a twenty-year period and has been applied to a large, world-wide database that links specific geochemical signatures of certain types of gold deposits. Even though Mr. Keith is no longer a director of our company, we believe we have acquired sufficient knowledge in this technological approach to identify suitable properties.

We believe that using this methodology can enable us to eliminate properties that would turn out to contain lower-quality gold deposits. Utilizing this geochemical screening methodology, we will seek to operate a successful property-acquisition program that eliminates higher risk properties.

Our Current Business

From 2004 to 2006, we acquired a total of 16 properties comprised of about 44,840 acres, all located in the North Central Nevada area, in several transactions. These 16 properties included Jack Creek, Brock, Dry Hills, Golconda, Goodwin Hill, HMD, Horseshoe Basin, Illipah, Marr, North Battle Mountain, NT Green, South Lone Mountain, Stargo, Walti, West Whistler and Wilson Peak. Under the various lease agreements we entered into respecting these properties, we were obligated to make periodic lease payments to maintain our interests in these properties. On September 24, 2007, we entered into a joint venture agreement with Allied Nevada Gold Corp., a company created by Carl Pescio and others to which Carl Pescio assigned all of his interests in 15 separate properties, relating to our joint venture with Allied Nevada Gold Corp. The 15 properties covered by the joint venture agreement included Brock, Dry Hills, Golconda, Goodwin Hill, HMD, Horseshoe Basin, Illipah, Marr, North Battle Mountain, NT Green, South Lone Mountain, Stargo, Walti, West Whistler and Wilson Peak.

Under the September 2007 joint venture agreement, we were obliged to pay Allied Nevada Gold Crop. $975,000 on or before February 5, 2008. We also agreed to pay $375,000 on or before June 30 of each year for annual property payment on these 15 properties. We also agreed to incur certain minimum amounts on field geologic activities during the earn-in period. This agreement also provides that once we expended a total of $1,500,000 on any property, we will have earned a 60% interest in that property.

Effective January 1, 2008, we entered into a new Exploration and Option to Enter Operating Agreement with Allied Nevada Gold Corp., which superseded the September 2007 joint venture agreement. The 2008 Exploration and Option to Enter Operating Agreement limited the scope of joint ventures between our company and Allied Nevada Gold Corp. to only two properties, namely the Illipah property and the NT Green property.

Pursuant to the 2008 Exploration and Option to Enter Operating Agreement, we paid to Allied Nevada Gold Corp. $100,000 on February 6, 2008 to compensate them for federal annual mining claim maintenance fees, county recording fees and other fees payable for the maintenance of the two properties. Beginning on June 30, 2008 and on June 30 of each succeeding year during the term of the agreement, we also agree to pay $70,000 to Allied Nevada Gold Corp. for the purpose of compensating them for fees payable for the maintenance of these two properties.

Under the 2008 Exploration and Option to Enter Operating Agreement, we also agreed to certain annual expenditure obligations in accordance with the following schedule:

Performance Date	Annual Amount
On or before December 31, 2008	$150,000
On or before December 31, 2009	$200,000
On or before December 31, 2010	$400,000
On or before December 31 of each succeeding year	$400,000

The 2008 Exploration and Option to Enter Operating Agreement further provides that we have the option to earn and vest an undivided sixty percent (60%) interest in a property and to form a joint venture for the management and ownership of the property when the Company has incurred and paid expenditures in the amount of $1,5000,000 on a particular property.

As a result of the 2008 Exploration and Option to Enter Operating Agreement, we currently have mining claims in three (3) properties and they are the Jack Creek property, the Illipah property and the NT Green property.

After further exploration, our next phases of development will be to advance these properties by identifying and prioritizing the drill targets, evaluating the economic and legal feasibility of drilling those targets, and then actually drilling those targets.

Mining Claims. The properties we hold claims to are described below:

Jack Creek Property - On October 3, 2005, we paid the Bureau of Land Management $30,875 as consideration on the Exploration License and Option to Lease Agreement entered into between the Company and Mr. Earl Abbott, and Stanley Keith to explore 247 claims (nearly 5,000 acres) known as the Jack Creek Property. Mr. Abbott is our president, chief executive officer, and one of our directors, and Mr. Keith was a director of our company at that time. In addition, on August 7, 2006, we acquired an option for 53 additional claims at the Jack Creek Property. The option was acquired from Gateway Gold (USA) Corp. through Messrs. Abbott and Keith.

Under the preliminary terms of this agreement, we were granted a license to explore the property for a period of six-months to determine what claims, if any, we wish to lease. The term of the license is for six-months, but we have the option to extend.

If we lease all of the 247 claims, we will be required to make the following advance lease payments:

Due Date	Amount
Upon signing	$22,500
1st anniversary	$30,000
2nd anniversary	$37,500
3rd anniversary	$50,000
4th anniversary	$62,500
5th anniversary and each anniversary thereafter	$100,000

If any payments due from us to the Owners are not paid within 30 days of its due date, interest will be begin to accrue on the late payment at a rate of 2% over the prime rate established by the Department of Business and Industry of the State of Nevada.

Upon completion of a bankable feasibility study and payments totaling $140,000, all subsequent payments will convert into advance minimum royalty payments that are credited against the 4% production royalty due. A 1% royalty is also due the owners on production on property consisting of a two-mile circumference surrounding the leased property.

We will have the option to purchase one-half of the royalty applicable to the property representing 2% of the net smelter returns. We will also have the right to elect to purchase such part of the royalty in increments representing 1% of the net smelter returns and the purchase price for each such increment shall be $1,500,000. We will have the option to purchase one-half of the area of interest royalty applicable to mineral rights, mining claims, and properties which we acquire from third parties representing 0.5% of the Net Smelter Returns. The purchase price for such part of the area of interest royalty shall be $500,000 for the 0.5% of the area of interest royalty applicable to mineral rights, mining claims, and properties which we acquire from any third party.

We shall be responsible for all environmental liabilities and reclamation costs we create and for indemnifying the Owners against any such claims or obligations. We can terminate the lease at any time by giving 30 days notice provided that there are no outstanding environmental or reclamation liabilities and that all lease and production royalty payments are current.

The terms and obligations disclosed above are based upon preliminary agreements of the parties still under review and may be subject to change.

NTGreen Property - The NTGreen property is located in central Lander County, Nevada, about 30 miles southwest of the town of Battle Mountain. The property is connected with Battle Mountain via an interstate highway, paved roads, good gravel roads, and finally a system of unimproved, dirt roads. We held a total of 12 unpatented lode mining claims in the form of an option agreement with the claimant, Carl A. Pescio, one of our directors. All of the claims are recorded with the Lander County Recorder and filed with the Bureau of Land Management (“BLM”). The property is subject to a 4% net smelter royalty that may be bought down to a 2% net smelter royalty by the payment of $1,500,000 per one percent. On September 24, 2007, we entered into a joint venture agreement with Allied Nevada Gold Corp., a company created by Carl Pescio and others to which Carl Pescio assigned all of his interests in, among other things, the NTGreen property, relating to our joint venture with Allied Nevada Gold Corp. Under this joint venture agreement, we were obliged to pay Allied Nevada Gold Crop. $975,000 on or before February 5, 2008. Subsequently, we entered into the 2008 Exploration and Option to Enter Operating Agreement superseding the 2007 joint venture agreement with respect to the NT Green property. This agreement provides that, among other things, once we expended a total of $1,500,000 on this property, we will have earned a 60% interest in this property.

Geological information relating to the NT Green property: upper Paleozoic sedimentary rocks are exposed in an erosional window beneath Tertiary volcanic rocks. The Paleozoic rocks exhibit the characteristics of gold-bearing rocks. A fault structure does traverse onto the NTGreen property. Placer Dome Mining Company is a former operator of the NTGreen property, but no data from their exploration work is in our hands. Low levels of gold as well as associated trace elements are documented from the property by limited surface sampling done by Mr. Pescio.

The NTGreen property is undeveloped and no reserves or resources are known. No mining or other mineral development is known to have been performed on the property. Mr. Pescio did only limited work on the property and no work has been done by us. We believe that there are indications that an extensive gold system is present on the property that may have significant economic potential, though there is no guarantee that this is the case. We plan to conduct exploration work in the form of geological, geochemical, and geophysical studies to develop drill targets. Drilling will investigate these targets. Our management believes discovery of potentially economic gold values will be followed by development of a reserve and, eventually, mining.

Illipah Prospect - On August 23, 2006, the company entered into an agreement to acquire the Illipah prospect consisting of 191 unpatented mining claims located in White Pine County, Nevada in consideration of $100,000 and 300,000 shares of its common stock. Under the terms of the purchase agreement, $50,000 was paid and 50,000 shares of our common stock were issued upon signing with an additional $50,000 paid and 100,000 shares of restricted common stock issued on November 21, 2006. An additional 200,000 shares of restricted common stock have been issued as agreed to under the agreement. Further, we assumed the seller’s obligations in an underlying exploration and mining lease agreement on the claims, and granted to the seller a production royalty of two percent (2%) of net smelter returns on all rents and mineral production from the property. We also agreed to pay $48,007 to the United States Department of the Interior Bureau of Land Management for mining claim maintenance fees, and be responsible for future annual maintenance and filing fees on the acquired claims and any advanced minimum royalty payments due to Carl Pescio, one of our directors, and Janet Pescio under an August 31, 2001, agreement between the Pescio’s and the seller. On September 24, 2007, we entered into a joint venture agreement with Allied Nevada Gold Corp., a company created by Carl Pescio and others to which Carl Pescio assigned all of his interests in, among other things, the NTGreen property, relating to our joint venture with Allied Nevada Gold Corp. Under this joint venture agreement, we were obliged to pay Allied Nevada Gold Crop. $975,000 on or before February 5, 2008. Subsequently, we entered into the 2008 Exploration and Option to Enter Operating Agreement superseding the 2007 joint venture agreement with respect to the NT Green property. This agreement provides that, among other things, once we expended a total of $1,500,000 on this property, we will have earned a 60% interest in this property.

The Illipah prospect is situation in eastern Nevada at the southern extension of the Carlin Trend. The property consists of one hundred ninety one unpatented federal Bureau of Land Management lode mining claims, approximately 3,820 acres.

All of the properties held are located in the state of Nevada. We have recently commenced our exploration of these properties and have yet to determine whether any of our properties are commercially viable. In order for us to complete this analysis, additional funding is required.

Intellectual Property.

We use the trade name Tornado Gold International Corp. We also own the domain name and content of our website, located at www.tornadogold.com. Our website costs $17 per month, though occasionally higher costs are incurred when we add information to our website. We depend on our management’s expertise in assessing potential property acquisitions, and as such, our business depends on that proprietary information.

Competition.

In the United States, there are numerous mining and exploration companies, both big and small. All of these mining companies are seeking properties of merit and funds. We will have to compete against such companies to acquire the funds to develop our mineral claims. The availability of funds for exploration is sometimes limited, and we may find it difficult to compete with larger and more well-known companies for capital. Even though we have the right to the minerals on our claims, there is no guarantee we will be able to raise sufficient funds in the future to maintain our mineral claims in good standing. Therefore, if we do not have sufficient funds for exploration, our claims might lapse and be staked by other mining interests. We might be forced to seek a joint venture partner to assist in the exploration of our mineral claims. In this case, there is the possibility that we might not be able to pay our proportionate share of the exploration costs and might be diluted to an insignificant carried interest.

Even when a commercial viable ore body is discovered, there is no guarantee competition in refining the ore will not exist. Other companies may have long-term contracts with refining companies, thereby inhibiting our ability to process our ore and eventually market it. At this point in time, we do not have any contractual agreements to refine any potential ore we might discover on our mineral claims.

The exploration business is highly competitive and highly fragmented, dominated by both large and small mining companies. Success will largely depend on our ability to attract talent from the mining field and our ability to fund our operations. There is no assurance that our mineral expansion plans will be realized.

Government Regulation.

We are committed to complying, and, to our knowledge, are in compliance, with all governmental and environmental regulations. Permits from a variety of regulatory authorities are required for many aspects of mine operation and reclamation. We cannot predict the extent to which future legislation and regulation could cause additional expense, capital expenditures, restrictions, and delays in the exploration of our properties.

Our activities are not only subject to extensive federal, state, and local regulations controlling the mining of, and exploration for, mineral properties, but also the possible effects of such activities upon the environment. Future legislation and regulations could cause additional expense, capital expenditures, restrictions, and delays in the exploration of our properties, the extent of which cannot be predicted. Permits may also be required from a variety of regulatory authorities for many aspects of mine operation and reclamation. In the context of environmental permitting, including the approval of reclamation plans, we must comply with known standards, existing laws, and regulations that may entail greater or lesser costs and delays depending on the nature of the activity to be permitted and how stringently the regulations are implemented by the permitting authority. We are not presently aware of any specific material environmental constraint affecting our properties that would preclude the economic development or operation of any specific property.

It is reasonable to expect that compliance with environmental regulations will increase our costs. Such compliance may include feasibility studies on the surface impact of our proposed exploration operations; costs associated with minimizing surface impact; water treatment and protection; reclamation activities, including rehabilitation of various sites; on-going efforts at alleviating the mining impact on wildlife; and permits or bonds as may be required to ensure our compliance with applicable regulations. It is possible that the costs and delays associated with such compliance could become so prohibitive that we may decide not to proceed with exploration on any of our mineral properties.

We are prepared to engage professionals, if necessary, to ensure regulatory compliance, but in the near term we expect our activities to require minimal regulatory oversight. If we expand the scope of our activities in the future, it is reasonable to expect expenditures on compliance to rise.

Research and Development.

We are not currently conducting any research and development activities, nor have we during the last two fiscal years, other than property explorations and assessments. None of these costs are borne by our customers, however.

Employees.

We do not have any employees. We pay our officers, Dr. Abbott and Mr. Drazenovic, consulting fees. We are not a party to any collective bargaining agreements. We do not compensate our directors as employees, but we have agreements with them to issue stock options for their services as our directors. We pay our officers and directors for their mining exploration and administrative services to us as consultants, not as employees, and we also have an assistant who is being paid through a staffing agency.

Facilities.

As of April 10, 2008, our executive, administrative and operating offices were located at 8600 Technology Way, Suite 118, Reno, Nevada, 89521.

MANAGEMENT

Executive Officers and Directors

Directors and Executive Officers, Promoters and Control Persons

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors, executive officers and significant employees, their ages, positions held, and duration as such, are as follows:

NAME	AGE	POSITION	DATE FIRST ELECTED OR APPOINTED
Earl W. Abbott	65	President, Chief Executive Officer, Secretary, Director	April 1, 2004

George J. Drazenovic	37	Chief Financial Officer	Appointed as CFO as of March 28, 2006; Elected as a director as of January 24, 2007

Carl A. Pescio	55	Director	April 1, 2004

Larry D. Kornze	60	Director	December 13, 2007

Ernestine Chan	36	Director	December 13, 2007

The following is a brief account of the education and business experience of directors and executive officers during at least the past five years, indicating their principal occupation during the period, and the name and principal business of the organization by which they were employed.

Dr. Earl W. Abbott was appointed as our President, Chief Executive Officer, Chief Financial Officer, Secretary, and Director in March 2004. He resigned as our Chief Financial Officer in March 2006 when Mr. Drazenovic was appointed as Chief Financial Officer. Dr. Abbott is a senior geologist and Qualified Person with 35 years of experience in mineral exploration for large and small companies in the western United States, Alaska, Mexico, China, Africa, and Costa Rica. From 2004 to 2006, Dr. Abbott has been the President and remains a Director of Big Bar Gold Corp., a company reporting on a Canadian exchange. From 2004 to present, Dr. Abbott has been President and Director of AAA Energy Inc., a company reporting on a U.S. exchange. From 2007 to presen, Dr. Abbott has been a Director of Desert Gold Ventures, a company reporting on a Canadian exchange; and from 1999 to present, Dr. Abbott has served as the president of King Midas Resources Ltd., a private Canadian company he founded, which has acquired U.S. and Mexican gold properties. From 1982 to the present, Dr. Abbott has been self-employed as a geological consultant, in which he manages metallic and industrial mineral projects and exploration programs. From 1988 to 1997, Dr. Abbott was the Vice President and Director the Trio Gold Corp., where he managed gold exploration activities in the U.S., Ghana, and Costa Rica. From 1983 to 1984, he served as a regional geologist for U.S. Minerals Exploration Company, where he conducted a successful gold exploration program in Nevada and Utah. From 1978 to 1982, he was a district geologist for Energy Reserves Group, Inc., where he opened and managed the Reno District exploration office and managed more than twenty projects, which included geologic mapping, geochemical surveys, and more than 70,000 feet of rotary drilling, along with conducting uranium exploration in Nevada, Wyoming, South Dakota, and Montana. From 1975 to 1985, Dr. Abbott was a senior geologist with Urangesellschaft USA, Inc., where he conceived, managed, and conducted uranium exploration programs in remote terrains in Alaska; and from 1971 to 1975, Dr. Abbott was a project geologist for Continental Oil Company, where he supervised uranium exploration rotary drilling programs in Wyoming.

Dr. Abbott is a member of the American Institute of Professional Geologists and a past president of its Nevada section. He is also a Certified Professional Geologist and a member of the Geological Society of Nevada (and its past president). In addition, Dr. Abbott is a member of the Society of Mining Engineers of American Institute of Mining, Metallurgical and Petroleum; the Denver Region Exploration Geologists Society (and its past president); and the Nevada Petroleum Society (and its past president). Dr. Abbott earned his Ph.D. in Geology in 1972 and his Master of Arts in Geology in 1971 from Rice University, Houston, Texas. Dr. Abbott earned his Bachelor of Arts degree in Geology in 1965 from San Jose State College, San Jose, California. Except as otherwise stated, Dr. Abbott is not an officer or director of any other reporting company.

Mr. George Drazenovic was appointed as our Chief Financial Officer on March 28, 2006 and a director of our company on January 24, 2007. Since October 18, 2006 Mr. Drazenovic has served as the Chief Financial Officer, Treasurer, Secretary and Director of Sun Cal Energy Inc. Since March 28, 2006 Mr. Drazeanovic has served as the Chief Financial Officer of Tornado Gold International Corporation. Since, January 24, 2007 he has also served as a director of Tornado Gold International Corporation. From 2001 to 2005, Mr. Drazenovic was the Financial Manager, Engineering Services for BC Hydro. From 1995 to 2000, Mr. Drazenovic was the Manager – Accounting for Queensboro Investments. Mr. Drazenovic earned his Bachelor of Arts in Economics from the University of British Columbia in 1991, a Diploma in Financial Management from the British Columbia Institute of Technology in 1993, and a Masters of Business Administration in Finance from the University of Notre Dame in 2001. He also obtained licensing as a Certified General Accountant in 1997 and is a CFA Charter holder (Chartered Financial Analyst) since 2001. Mr. Drazenovic is a member of the Certified General Accountants of British Columbia and the Vancouver Society of Financial Analysts. From 2006 to January 2008, Mr. Drazenovic served as a director of Oramed Pharmaceuticals Inc., a company with its common stock quoted on the OTC Bulletin Board. Mr. George Drazenovic is also currently a director and CFO of Sun Cal Energy Inc., a company with its common stock quoted on the OTC Bulletin Board.

Mr. Carl A. Pescio is a director of ours. Mr. Pescio is a geologist offering more than 30 years of experience in the mining resource sector. In 1974, Mr. Pescio graduated from the University of Nevada with a Bachelor of Science in Geology. After graduating, Mr. Pescio joined Kennecott Copper Corp. as a geologist. Since 1975, Mr. Pescio has worked for numerous other natural resource companies in various positions, including: Geologist, Chief Geologist, Geological Engineer, Mine Manager, and Vice President of Exploration. Mr. Pescio’s tenure with Alta Gold between 1987 and 1991 as Vice-President of Mining and Exploration led to his interest and focus on exploration for precious metal deposits in the Nevada gold trends. Since 1991, he has focused his efforts on acquiring properties with potential for deposits large enough to interest the major mining companies in the area. In 2007, Mr. Pescio participated in forming and is a Director of Allied Nevada Gold Corp., a company reporting on Canadian and U.S. exchanges Except as otherwise stated, Mr. Pescio is not an officer or director of any other reporting company.

Ms. Ernestine Chan was appointed as a Director of the company on December 13, 2007. Ms. Chan has over 13 years' of progressive experience in the Banking/ Finance industry in both Vancouver and Hong Kong in the areas of Corporate Finance, Treasury, Equity Research, Investment/ Fund Management, Financial Modeling, Credit Analysis, Valuation and Project Management. Her breadth of experience was gained from various settings from the big banks to small brokerage/ private equities/ Venture Capital companies. Ernestine is active in her profession and volunteers on boards such as the CFA Vancouver, Treasury Management Association of Canada, HK-Canada Business Association, the SFU and UBC Finance Clubs and political parties. She maintains an extensive network of professionals and executives in the industry. In addition, she teaches Corporate Finance & Investment classes at local institutions and CFA exam prep courses. Ernestine earned her Bachelor of Commerce (Finance & Urban Land Economics) from UBC and her MBA from the Schulich School of Business at York University. She holds the CFA (Chartered Financial Analyst) and CMA (Certified Management Accountant) designations.

Committees of the Board

Audit Committee

We do not have an audit committee, our entire board of directors performs the functions of an audit committee. The current size of our board of directors does not facilitate the establishment of a separate committee. The determination of independence of directors has been made using the definition of “independent director” contained under Rule 4200(a)(15) of the Rules of National Association of Securities Dealers.

Audit Committee Financial Expert

Our board of directors has determined that it does not have a member of the audit committee that qualifies as an “audit committee financial expert” as defined in Item 401(e) of Regulation S-B.

We believe that our entire board of directors is capable of analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues reasonably expected to be raised by our company. In addition, we believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development and the fact that we have not generated revenues to date.

Nominating Committee

We do not have a nominating committee, our entire board of director performs the functions of a nominating committee and oversees the process by which individuals may be nominated to our board of directors.

There has not been any defined policy or procedure requirements for stockholders to submit recommendations or nomination for directors. Our board of directors does not believe that a defined policy with regard to the consideration of candidates recommended by stockholders is necessary at this time because we believe that, given the early stages of our development, a specific nominating policy would be premature and of little assistance until our business operations are at a more advanced level. There are no specific, minimum qualifications that our board of directors believes must be met by a candidate recommended by our board of directors. The process of identifying and evaluating nominees for director typically begins with our board of directors soliciting professional firms with whom we have an existing business relationship, such as law firms, accounting firms or financial advisory firms, for suitable candidates to serve as directors. It is followed by our board of directors’ review of the candidates’ resumes and interview of candidates. Based on the information gathered, our board of directors then makes a decision on whether to recommend the candidates as nominees for director. We do not pay any fee to any third party or parties to identify or evaluate or assist in identifying or evaluating potential nominee.

Compensation Committee

We do not have a compensation committee.

Family Relationships

There are no family relationships between any director or executive officer.

Involvement in Certain Legal Proceedings

Our sole director, executive officers, promoters or control persons have not been involved in any of the following events during the past five years:

1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4. being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Code of Ethics

We have not adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We are in the process of preparing and adopting a code of ethics.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports regarding ownership of, and transactions in, our securities with the Securities and Exchange Commission and to provide us with copies of those filings. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during fiscal year ended December 31, 2006, all filing requirements applicable to its officers, directors and greater than 10% percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

The particulars of compensation paid to the following persons:

  our principal executive officer;

  each of our two most highly compensated executive officers who were serving as executive officers at the end of the year ended December 31, 2007; and

  up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at the end of the most recently completed financial year, who we will collectively refer to as the named executive officers, of our years ended December 31, 2007, 2006 and 2005, are set out in the following summary compensation table:

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Earl Abbott, President (CEO), Secretary, & Treasury	2007 2006 2005	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	($) Nil Nil Nil	Nil Nil Nil	100,504 (1) 188,584(2) 89,950 (3)	100,504 188,584 89,950
George Drazenovic, CFO	2007 2006 2005	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil (4) 50,000 (4) Nil	Nil 50,000 Nil

(1) Dr. Abbott’s 2007 compensation amounted to $100,504 of which $53,344 was still due him as of December 31, 2007. Of the $100,504, $61,819 related to mining exploration and $38,865 related to administrative services.

(2) Dr. Abbott received a total of $118,550 for consulting services during the year ended December 31, 2006, of which $67,200 related to mining exploration and the remaining $51,350 related to general administrative services. In addition, during 2006, Dr. Abbott was reimbursed $70,034, of which $39,879 related to exploration and $30,155 for travel and other administrative expenses.

(3) Dr. Abbott received a total of $89,950 for consulting services during the year ended December 31, 2005, of which $61,775 related to mining exploration and the remaining $21,875 related to general administrative services. In addition, during 2005, Dr. Abbott was reimbursed $25,609 for travel and other company-related expenses.

(4) During the year ended December 31, 2006, the Company incurred consulting fees to Mr. George Drazenovic, its Chief Financial Officer, $50,000. Of the $50,000, $15,000 was still due Mr. Drazenovich as of December 31, 2007. Mr. Drazenovic was not affiliated with the Company until 2006. For the year ended December 31, 2007, Mr. George Drazenovic did not charge the company consulting services.

Compensation of Directors

We reimburse our directors for expenses incurred in connection with attending board meetings. We have not paid any director's fees or other cash compensation for services rendered as a director since our inception to December 31, 2007.

We have no formal plan for compensating our directors for their service in their capacity as directors, although such directors are expected in the future to receive stock options to purchase common shares as awarded by our board of directors or (as to future stock options) a compensation committee which may be established. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director. No director received and/or accrued any compensation for their services as a director, including committee participation and/or special assignments.

Long-Term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers, except that our directors and executive officers may receive stock options at the discretion of our board of directors. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 10, 2008, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)(2)
Common	Earl W. Abbott 8600 Technology Way, Suite 118, Reno, Nevada, 89521	3,600,000	10.06%
Common	Carl Pescio 8600 Technology Way, Suite 118, Reno, Nevada, 89521	1,500,000	4.19%
Common	All Officers and Directors as a group	5,100,000	14.25%

(1)

Regulation S-B promulgated under the Exchange Act, defines a beneficial owner of a security as any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on April 16, 2007.

(2)	Calculated based upon our 35,785,689 issued and outstanding shares as of April 10, 2008.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our company.

SELLING STOCKHOLDERS

As used herein, the term “selling stockholder” also includes any transferees, pledgees, donees, or successors to the selling stockholders named in the table below. Pledgees could include banks, brokers, financial institutions, or other lenders. To the extent required, we will name any additional selling stockholder in a supplement to this prospectus. The selling stockholders named below are not broker-dealers registered with the SEC or entities engaged in a business that would require them to be so registered. In addition, the selling stockholders do not have any agreement or understanding, directly or indirectly, to distribute any of the shares of common stock being registered pursuant to this registration statement.

The following table sets forth certain information with respect to the number of shares of our common stock beneficially owned by each of the selling stockholders as of April 10, 2008. We have determined beneficial ownership in accordance with the rules of the SEC.

Except as otherwise indicated below, none of the selling stockholders has had any position, office, or material relationship with us or any of our affiliates within the past three years, other than as a result of the acquisition, or current ownership, of the shares being registered for sale hereby or our other securities. To our knowledge and except as described below, each of the selling stockholders has sole voting and investment power over the common stock listed in the table below. The inclusion of shares in this table does not constitute an admission of beneficial ownership for the selling stockholders. The shares being registered by this prospectus may be offered from time to time by the selling stockholders named below. For each selling stockholder, the table below assumes the sale by that selling stockholder of all of its shares of common stock available for resale under this prospectus.

Name	Number of Shares Beneficially Owned Before Offering	Number of Shares Issuable Upon Exercise of Warrants	Percentage of Outstanding Shares(1)	Number of Shares Registered for Sale Hereby	Number of Shares Beneficially Owned After Offering	Percentage of Outstanding Shares
Credit Suisse Client Nominee (UK) Limited (2)		5,000,000	13.97 (2) %	5,000,000	0	*
James Ladner		100,000	*	100,000	0	*
Claude Rey		40,000	*	40,000	0	*
Berin Smithson		50,000	*	50,000	0	*
Richard Hunt		80,000	*	80,000	0	*
Michael Hampton		80,000	*	80,000	0	*
Dominic Frisby		70,000	*	70,000	0	*
Peter Schumacher		30,000	*	30,000	0	*
Ian McLelland		65,000	*	65,000	0	*
Reinhard Schu		13,333	*	13,333	0	*
Wendy Caledeon		35,000	*	35,000	0	*
James Raby		150,000	*	150,000	0	*
Yuet-Ha Mo		30,000	*	30,000	0	*
Walter Raby		70,000	*	70,000	0	*
Hector Trading Services, Ltd. (3)		166,667	*	166,667	0	*
TOTAL:		5,980,000		5,980,000	0	*

     * represents less than one percent.

(1)

Calculated based upon our 35,785,689 issued and outstanding shares as of April 10, 2008. Regulation S-B promulgated under the Exchange Act, defines a beneficial owner of a security as any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on April 10, 2008.

(2)

Philip Richards is the person who has voting and investment control over the shares listed in the table. The warrants shall not be exercisable if, after giving effect to any such purported exercise, the holder, together with any affiliate thereof (including any person or company acting jointly or in concert with the holder) (the “Joint Actors”) would in the aggregate beneficially own, or exercise control or direction over, that number of our voting securities that is 9.99% or greater of the total of our issued and outstanding voting securities, immediately after giving effect to such exercise; provided, however, that upon the holder providing the Company with sixty-one (61) days’ notice (the “Waiver Notice”) that such holder would like to waive this provision with regard to any or all shares of common stock issuable upon exercise of the warrants, this provision will be of no force or effect with regard to all or a portion of the warrants referenced in the Waiver Notice.

We sold to this investor five million units consisting of five million Special Warrants and an equivalent number of Regular Warrants. Each Special Warrant converts into one share of common stock not later than 10 years from the closing without the tender of any additional consideration. The Special Warrants have no voting rights.

(3)	Philip Kenny is the person who has voting and investment control over the shares listed in the table.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as disclosed herein, there have been no transactions or proposed transactions in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years in which any of our directors, executive officers or beneficial holders of more than 5% of the outstanding shares of our common stock, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest:

During the year ended December 31, 2007 and 2006, the Company had the following transactions with related parties:

From 2004 to 2006, we entered into various agreements with a company owned by Mr. Carl Pescio, a Director of the Company, to acquire mining claims. During the year ended December 31, 2007, we paid Mr. Pescio $150,000 related to these agreements.

In 2005, we entered into an agreement with Messrs. Abbott and Keith (a former director of our company) to acquire certain mining properties. During the year ended December 31, 2007, we paid Mr. Abbott $11,700 and Mr. Keith $18,300 related to this agreement.

During the year ended December 31, 2007 and 2006, we incurred consulting fees for services provided by Mr. Earl Abbott and related reimbursed costs totaling $100,258 and $118,550, respectively. Of the $100,258 incurred in 2007, $71,630 related to mining exploration and $28,628, related to general administrative activities. Of the $118,550 incurred in 2006, $67,200 related to mining exploration and $51,350 related to general administrative activities.

During the year ended December 31, 2006, we incurred consulting fees of $10,000 to Mr. George Drazenovic, our Chief Financial Officer. Mr. Drazenovic was not affiliated with our company until 2006.

During the year ended December 31, 2007, Mr. Carl Pescio advanced $730,000 which is unsecured, non-interest bearing and due on demand.

DESCRIPTION OF PROPERTY

Property held by us: As of the date of this annual report on Form 10-KSB, we hold the following properties: Jack Creek Property, NTGreen Property and Illipah Prospect. For detail descriptions of these properties, please see the section entitled “Business” above.

Our facilities: As of the date of this registration statement, our executive, administrative, and operating offices were located at 8600 Technology Way, Suite 118, Reno, Nevada, 89521. Our office is leased in six-month terms that automatically renew, at a cost of $1,395 per month, and consists of office space that is approximately 258 square feet. We believe these facilities are adequate for our current needs and that alternate facilities on similar terms would be readily available if needed.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 105,000,000 shares, of which 100,000,000 has been designated common and 5,000,000 shares have been designated preferred. On February 28, 2007, we filed a Certificate of Merger with the State of Delaware changing our domicile from Nevada to Delaware through the merger of our Nevada corporation into our wholly owned Delaware subsidiary. On the date of merger, all shares issued in the Nevada corporation were converted into shares of the Delaware corporation on a one to one basis. Our common stock is the only class of voting securities issued and outstanding. Each share of common stock is entitled to one vote. On April 10, 2008, there were 35,785,689 shares of our common stock issued and outstanding.

Each holder of common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and a majority vote of the outstanding shares present at a stockholders’ meeting is required for most actions to be taken by stockholders. Our directors are elected by a plurality. The holders of common stock have cumulative voting rights for the election of directors; so each stockholder has a total number of votes equal to one vote per share times the number of directors to be elected. These votes may be cast amongst any number of nominees, including casting all votes for one nominee. The common stock bears no preemptive rights and is not subject to redemption, sinking fund, or conversion provisions.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees, or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution, or other transfer, may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any of the following methods when disposing of shares or interests therein:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the shares as an agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  a combination of any such methods of sale; or

  any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them, and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee, or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers, or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold; the names of the selling stockholders; the respective purchase prices and public offering prices; the names of any agents, dealer or underwriter; and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

Each selling stockholder has represented and warranted to us that, at the time it acquired the securities subject to the registration statement, it did not have any agreement or understanding, directly or indirectly, with any person to distribute any of such securities. We have advised each selling stockholder that it may not use shares registered on the registration statement to cover short sales of our common stock made prior to the date on which the registration statement was declared effective by the Securities and Exchange Commission.

LITIGATION

We are not currently a party to any material legal proceeding.

LEGAL MATTERS

The validity of the common stock sold pursuant to this prospectus has been passed upon for us by Clark Wilson LLP, British Columbia, Canada.

EXPERTS

Jonathon P. Reuben, C.P.A., An Accountancy Corporation, audited the Company’s consolidated financial statements for the fiscal years 2004, 2005 and 2006, as stated in his report appearing elsewhere herein, which has been so included in reliance upon the report of such person given upon his authority as an expert in accounting and auditing.

WHERE YOU CAN GET ADDITIONAL INFORMATION

We have filed this registration statement on Form S-1 with the SEC covering the registration of shares of common stock held by the selling stockholder. This prospectus does not contain all of the information presented in the registration statement and the exhibits and schedule that were filed with the registration statement. We have omitted some of that information under the SEC’s rules and regulations. Statements in this prospectus describing or summarizing any contract or other document are not complete, and you should review the copies of those documents filed as exhibits to the registration statement for more detail.

We are subject to the information requirements of the Securities Exchange Act of 1934, and, in accordance therewith, files annual, quarterly, and current reports, proxy and information statements and other information with the SEC. These documents and the registration statement may be inspected and copied at the SEC’s Public Reference Room at 100 F. Street N.E., Washington, D.C. 20549. You can also get copies of these documents through the SEC’s Internet address at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We maintain our website at www.tornadogold.com. Our Web site and the information contained or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

FINANCIAL STATEMENTS

Our financial statements are stated in United States dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles.

The following consolidated financial statements are filed as part of this registration statement :

Independent Auditor's Report, dated April 9, 2008

Audited Balance Sheets as at December 31, 2007 and December 31, 2006

Audited Statements of Operations for the year ended December 31, 2007 and for the year ended December 31, 2006

Audited Statements of Changes in Stockholders' Equity (Deficiency) for the period from March 19, 2004 (Date of Inception) to December 31, 2007

Audited Statements of Cash Flows for the year ended December 31, 2007 and for the year ended December 31, 2006

Notes to the Financial Statements

Balance Sheet as at March 31, 2008

Statement of Operations for the period ended March 31, 2008 and for the Period ended March 31, 2007

Statements of Changes in Stockholders' Equity (Deficiency) for the period from March 19, 2004 (Date of Inception) to march 31, 2008

Statements of Cash Flows for the period ended March 31, 2008 and for the period ended March 31, 2007

Notes to the Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of
Tornado Gold International Corporation, Reno, Nevada

We have audited the accompanying balance sheet of Tornado Gold International Corporation (An Exploratory Company) as of December 31, 2007 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2007 and 2006 and during the Company’s exploratory stage (March 19, 2004 through December 31, 2007). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tornado Gold International Corporation as of December 31, 2007, and the results of its operations and its cash flows for the years ended December 31, 2007 and 2006, and for the period from March 19, 2004 through December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the accompanying financial statements, the Company has no established source of material revenue, has incurred a net loss from continuing operations of $2,514,979 for the year ended December 31, 2007, had negative working capital of $2,426,991, and had an accumulated deficit since its inception of $5,444,162, all of which raise a substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also discussed in Note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Jonathon P. Reuben CPA
An Accountancy Corporation
Torrance, California
April 9, 2008

Tornado Gold International Corporation
(An Exploratory Stage Company)
BALANCE SHEET

December 31
ASSETS	2007
CURRENT ASSETS
Cash and cash equivalents	$3,566
Prepaid Expenses	14,008

TOTAL CURRENT ASSETS	17,574

PROPERTY AND EQUIPMENT,
Mining claims	581,048
Computer equipment, net	2,104

OTHER ASSETS
Deferred offering costs	2,500
Intangible assets	4,578

TOTAL ASSETS	$607,804

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable - related party	$68,344
Accounts payable - others	110,043
Accrued expenses	249,975
Loan Payable - related party	730,000
Notes payable and accrued interest	132,011
Convertible debt and accrued interest payable, net of discount	1,154,192
TOTAL CURRENT LIABILITIES	2,444,565

COMMITMENTS AND CONTINGENCIES	-

STOCKHOLDERS' DEFICIT
Common stock; $0.001 par value; 100,000,000 shares
authorized; 30,311,526 shares issued and outstanding	30,312
Additional paid in capital	2,077,507
Accumulated deficit	(704,993)
Deficit accumulated during the exploratory stage	(4,739,169)
Subscribed warrants	1,500,000
Stock subscription receivable	(418)
TOTAL STOCKHOLDERS' DEFICIT	(1,836,761)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$607,804

The accompanying notes are an integral part of these financial statements

Tornado Gold International Corporation
(An Exploratory Stage Company)
STATEMENTS OF OPERATIONS

			From
			March 19,
			2004
	For the Year Ended		through
	December 31		December 31,
	2007	2006	2007

NET REVENUE	$-	$-	$-

OPERATING EXPENSES
Compensation expense on option grants	-	46,356	68,765
Mining exploration expenses	167,957	705,287	1,329,175
General and administrative expenses	341,322	512,630	1,160,405
Loss on abandonment of mining claims	1,661,350	-	1,661,350
TOTAL OPERATING EXPENSES	2,170,629	1,264,273	4,219,695

LOSS FROM OPERATIONS	(2,170,629)	(1,264,273)	(4,219,695)

OTHER INCOME (EXPENSE)
Accrued potential damages on breach of contract	(249,975)	-	(249,975)
Interest expense	(94,375)	(81,326)	(269,499)
TOTAL OTHER INCOME (EXPENSE)	(344,350)	(81,326)	(519,474)

LOSS BEFORE PROVISION FOR INCOME TAXES	(2,514,979)	(1,345,599)	(4,739,169)

PROVISION FOR INCOME TAXES	-	-	-

NET LOSS	$(2,514,979)	$(1,345,599)	$(4,739,169)

NET LOSS PER SHARE - BASIC AND DILUTED	$(0.08)	$(0.05)

WEIGHTED AVERAGE COMMON EQUIVALENT
SHARES OUTSTANDING - BASIC AND DILUTED	30,111,526	29,360,954

The accompanying notes are an integral part of these financial statements

Tornado Gold International Corporation
(An Exploratory Stage Company)
STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

						Deficit
						Accumulated
				Additional		During the		Sub-
				Paid-in	Accumulated	Exploratory	Subscribed	scription
	Date	Shares	Amount	Capital	Deficit	Stage	Warrant	Receivable	Total

Balance, December 31, 2003		2,486,299,200	$2,486,299	$-	$(2,574,457)	$-	$-	$-	$(88,158)

Redemption of shares for Saltys	3/19/04	(2,091,093,840)	(2,091,094)	-	2,087,402	-	-	-	(3,692)
Redemption of shares for cash	3/19/04	(375,563,760)	(375,564)	-	(194,436)	-	-	-	(570,000)
Issuance of shares for cash	3/19/04	34,372,800	34,373	-	(24,373)		-	-	10,000
Fair value of options granted to consultants	3/19/04	-	-	4,540	-	-	-	-	4,540
Gain on settlement of notes	4/15/04	-	-	49,309	-	-	-	-	49,309
Net income (loss)		-	-	-	871	(261,732)	-	-	(260,861)

Balance, December 31, 2004		54,014,400	54,014	53,849	(704,993)	(261,732)	-	-	(858,862)

Conversion of notes payable and accrued interest
into shares of common stock	4/15/05	1,325,126	1,325	1,102,946	-	-	-	-	1,104,271
Redemption of shares for cash	4/15/05	(27,172,800)	(27,172)	19,266	-	-	-	-	(7,906)
Issuance of shares for cash	12/13/05	625,000	625	499,375	-	-	-	(418)	499,582
Fair value of options granted to consultants	Various	-	-	17,869	-	-	-	-	17,869
Net loss		-	-	-	-	(616,859)	-	-	(616,859)

Balance, December 31, 2005		28,791,726	28,792	1,693,305	(704,993)	(878,591)	-	(418)	138,095

Exercise of options	6/6/06	24,800	25	3,695	-	-	-		3,720
Issuance of shares for cash	7/16/06	1,145,000	1,145	342,355	-	-	-	-	343,500
Prepaid Warrants for 5,000,000 common shares	7/16/06	-	-	-	-	-	1,500,000	-	1,500,000
Offering costs	7/16/06	-	-	(173,404)	-	-	-	-	(173,404)
Shares issued as part consideration for mining claim	8/24/06	50,000	50	33,500	-	-	-	-	33,550
Shares issued as part consideration for mining claim	11/23/06	100,000	100	32,900	-	-	-	-	33,000
Fair value of options granted to consultants	Various	-	-	46,356	-	-	-	-	46,356
Net loss		-	-	-	-	(1,345,599)	-	-	(1,345,599)

Balance, December 31, 2006		30,111,526	30,112	1,978,707	(704,993)	(2,224,190)	1,500,000	(418)	579,218
Shares issued as part consideration for mining claim	8/27/07	200,000	200	53,800	-	-	-	-	54,000
Beneficial conversion feature of convertible debenture		-	-	45,000	-	-	-	-	45,000
Net loss		-	-	-		(2,514,979)	-	-	(2,514,979)

Balance, December 31, 2007		30,311,526	30,312	2,077,507	(704,993)	(4,739,169)	1,500,000	(418)	(1,836,761)

The accompanying notes are an integral part of these financial statements

Tornado Gold International Corporation
(An Exploratory Stage Company)
STATEMENTS OF CASH FLOWS

			From
			March 19, 2004
	For the Year Ended		through
	December 31		December 31,
	2007	2006	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,514,979)	$(1,345,599)	$(4,739,169)
Adjustment to reconcile net loss to net cash
used in operating activities:
Loss on abandonment of mining claims	1,318,475		1,318,475
Value of options and warrants granted for services	-	46,356	68,765
Amortization	2,289	-	2,289
Depreciation	1,108	111	1,219
Changes in:
Prepaid expenses and other current assets	(14,008)	6,395	(9,008)
Deferred offering costs		-	-
Accounts payable	98,080	67,007	253,489
Accrued expenses	249,975	-	249,975
Notes payable	94,375	81,326	188,388
Net cash used in operating activities	(764,685)	(1,144,404)	(2,665,577)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of mining claims	(163,375)	(1,091,265)	(1,778,973)
Purchase of equipment	(1,980)	(1,343)	(3,323)
Website design costs	-	(6,868)	(6,868)
Net cash used in investing activities	(165,355)	(1,099,476)	(1,789,164)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loan payable	792,000	649,838	2,897,816
Proceeds from issuance of common stock	-	347,220	856,802
Proceeds from subscribed warrants	-	1,500,000	1,500,000
Payment on note payable	-	-	(42,500)
Repurchase of shares on common stock	-	-	(577,906)
Offering costs	(2,500)	(173,405)	(175,905)
Net cash provided by financing activities	789,500	2,323,653	4,458,307

NET INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS	(140,540)	79,773	3,566

CASH AND CASH EQUIVALENTS, Beginning of year	144,106	64,333	-

CASH AND CASH EQUIVALENTS, End of year	$3,566	$144,106	$3,566

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Interest paid	$-	$-
Income taxes paid	$-	$-

Noncash investing and financing activities:

In 2007, the Company issued convertible notes on which the Company recognized a beneficial conversion feature of $45,000 which was charged as a discount to the underlying face value of the obligations and a credit to equity (See Note 7).

In connection with the acquisition of the Illipah claims, the Company issued 200,000 shares of its common stock (See Note 4). The shares were valued at $54,000.

In 2006, the Company issued 150,000 shares of its common stock under its purchase agreement of the Illipah mining claims.

The 150,000 shares were valued at $66,550, the fair value of the shares on date of issuance.

The accompanying notes are an integral part of these financial statements

TORNADO GOLD INTERNATIONAL CORPORATION
(An Exploratory Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

Organization

Tornado Gold International Corporation (formerly Nucotec, Inc.) was incorporated in the state of Nevada on October 8, 2001. On July 7, 2004, the name of the company was officially changed to Tornado Gold International Corporation (the "Company"). The Company is currently in the exploratory stage as defined in Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 7 and has been March 19, 2004, when it changed its principal activity to the exploration of mining properties for future commercial development and production (See Note 3). On February 14, 2007, the Company changed its domicile from Nevada to Delaware.

Basis of Presentation and Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has no established source of material revenue, has incurred a net loss for the year ended December 31, 2007 of $2,514,979, had negative working capital of $2,426,991, and had an accumulated deficit since its inception of $5,444,162. These conditions raise substantial doubt as to the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management recognizes that the Company must generate additional resources to enable it to continue operations. Management intends to raise additional funds through debt and/or equity financing or through other means that it deems necessary. However, no assurance can be given that the Company will be successful in raising additional capital. Further, even if the company raises additional capital, there can be no assurance that the Company will achieve profitability or positive cash flow. If management is unable to raise additional capital and expected significant revenues do not result in positive cash flow, the Company will not be able to meet its obligations and may have to cease operations.

Stock Split

On April 19, 2004, the Company authorized a 50-for-1 stock split. On August 18, 2004, the Company authorized a 6.82 -for-1 stock split. On May 16, 2005, the Company authorized a 1.20 -for-1 stock split. All references in the accompanying financial statements to the number of shares outstanding and per-share amounts have been restated to reflect the various indicated stock splits.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Stock Based Compensation

The Company accounts for stock-based compensation under SFAS No. 123R, "Share- based Payment” " and SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure--An amendment to SFAS No. 123.” These standards define a fair value based method of accounting for stock-based compensation. In accordance with SFAS Nos. 123R and 148, the cost of stock-based employee compensation is measured at the grant date based on the value of the award and is recognized over the vesting period. The value of the stock-based award is determined using the Black-Scholes option-pricing model, whereby compensation cost is the excess of the fair value of the award as determined by the pricing model at the grant date or other measurement date over the amount an employee must pay to acquire the stock. The resulting amount is charged to expense on the straight-line basis over the period in which the Company expects to receive the benefit, which is generally the vesting period. During 2007 and 2006, the Company recognized no compensation expense under SFAS No. 123R as no options were issued to employees during these two periods (See Note 6).

As of April 15, 2005, the Company adopted its 2005 stock option plan to compensate its directors. As of September 30, 2007, no options have been granted to the directors.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts payable, accrued expenses and notes payable, Pursuant to SFAS No. 107, “Disclosures About Fair Value of Financial Instruments,” the Company is required to estimate the fair value of all financial instruments at the balance sheet date. The Company considers the carrying values of its financial instruments in the financial statements to approximate their fair values.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company defines cash equivalents as all highly liquid debt instruments purchased with a maturity of three months or less, plus all certificates of deposit.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method and with useful lives used in computing depreciation of 3 years. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Expenditures for maintenance and repairs are charged to operations as incurred; additions, renewals and betterments are capitalized.

Long- Lived Assets

The Company accounts for its long-lived assets in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value or disposable value. As of December 31, 2007, the Company did not deem any of its long-term assets to be impaired.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit. The Company extends credit based on an evaluation of the customer's financial condition, generally without collateral. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required.

Revenue Recognition

The Company has not generated any revenue from its mining operations.

Mining Costs

Costs incurred to purchase, lease or otherwise acquire property are capitalized when incurred. General exploration costs and costs to maintain rights and leases are expensed as incurred. Management periodically reviews the recoverability of the capitalized mineral properties and mining equipment. Management takes into consideration various information including, but not limited to, historical production records taken from previous mining operations, results of exploration activities conducted to date, estimated future prices and reports and opinions of outside consultants. When it is determined that a project or property will be abandoned or its carrying value has been impaired, a provision is made for any expected loss on the project or property.

Website Development Costs

Under FASB Emerging Issues Task Force Statement 00-2, Accounting for Web Site Development Costs ("EITF 00-2"), costs and expenses incurred during the planning and operating stages of the Company's web site development are expensed as incurred. Under EITF 00-2, costs incurred in the web site application and infrastructure development stages are capitalized by the Company and amortized to expense over the web site's estimated useful life or period of benefit. As of December 31, 2007, the Company had net capitalized costs of $4,578 related to its web site development, which are being depreciated on a straight-line basis over an estimated useful life of 3 years. Amortization expense for the year ended December 31, 2007 and 2006 amounted to $2,289 and $0, respectively.

A schedule of amortization expense for the three years ending December 31, 2009 is as follows:

December 31, 2008	$2,289
December 31, 2009	2,289

$4,578

Convertible Debentures

If the conversion feature of conventional convertible debt provides for a rate of conversion that is below market value, this feature is characterized as a beneficial conversion feature (“BCF”). A BCF is recorded by the Company as a debt discount pursuant to EITF Issue No. 98-5 (“EITF 98-05”), Accounting for Convertible Securities with Beneficial Conversion Features or Contingency Adjustable Conversion Ratio, and EITF Issue No. 00-27, Application of EITF Issue No. 98-5 to Certain Convertible Instruments. In those circumstances, the convertible debt will be recorded net of the discount related to the BCF. The Company amortizes the discount to interest expense over the life of the debt using the effective interest method.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Loss Per Share

The Company reports earnings (loss) per share in accordance with SFAS No. 128, "Earnings per Share." Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share has not been presented since the effect of the assumed conversion of options to purchase common shares would have an anti-dilutive effect. The only potential common shares as of December 31, 2007 were 160,200 options, 11,795,000 warrants, and $1,030,815 of debt convertible into 2,477,283 shares of the Company’s common stock that have been excluded from the computation of diluted net loss per share because the effect would have been anti-dilutive. If such shares were included in diluted EPS, they would have resulted in weighted-average common shares of 44,753,559 and 37,704,029 for the year ended December 31, 2007 and 2006, respectively.

Recent Accounting Pronouncement

SFAS No. 159 - In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. This Statement applies to all entities, including not-for-profit organizations. Most of the provisions of this Statement apply only to entities that elect the fair value option. However, the amendment to FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. Some requirements apply differently to entities that do not report net income. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements. No entity is permitted to apply this Statement retrospectively to fiscal years preceding the effective date unless the entity chooses early adoption. The choice to adopt early should be made after issuance of this Statement but within 120 days of the beginning of the fiscal year of adoption, provided the entity has not yet issued financial statements, including required notes to those financial statements, for any interim period of the fiscal year of adoption. This Statement permits application to eligible items existing at the effective date (or early adoption date). The Company has evaluated the impact of the implementation of SFAS No. 159 and does not believe the impact will be significant to the Company's overall results of operations or financial position.

SFAS No. 141 (revised 2007) – In December 2007, the FASB issued Statement No. 141 (revised 2007), Business Combinations. This statement replaces FASB Statement No. 141 Business Combinations. The objective of this Statement is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. To accomplish that, this Statement establishes principles and requirements for how the acquirer 1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, 2) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and 3) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently assessing the potential effect of SFAS 141 (revised 2007) on its financial statements.

SFAS No. 160 – In December 2007, the FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51. The objective of this Statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require 1) the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity, 2) the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income, 3) changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently, 4) when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value, and 5) entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company is currently assessing the potential effect of SFAS 160 on its financial statements.

SFAS No. 161 - In December 2007, the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133. This Statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.

This Statement is intended to enhance the current disclosure framework in Statement 133. The Statement requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. This disclosure better conveys the purpose of derivative use in terms of the risks that the entity is intending to manage. Disclosing the fair values of derivative instruments and their gains and losses in a tabular format should provide a more complete picture of the location in an entity’s financial statements of both the derivative positions existing at period end and the effect of using derivatives during the reporting period. Disclosing information about credit-risk-related contingent features should provide information on the potential effect on an entity’s liquidity from using derivatives. Finally, this Statement requires cross-referencing within the footnotes, which should help users of financial statements locate important information about derivative instruments.

This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption.

The Company is currently evaluating SFAS 161 and has not yet determined its potential impact on its future results of operations or financial position.

NOTE 3 – COMPUTER EQUIPMENT

A summary of computer equipment at December 31, 2007 is as follows:

Computer equipment	$3,323
Accumulated depreciation	(1,219)
$2,104

Depreciation expense for the year ended December 31, 2007 and 2006 amounted to $1,108 and $111, respectively.

NOTE 4 - MINING CLAIMS

Illiipah and NT Green
As of January 2007, the Company leased 16 mining properties of which 15 was leased from Mr. Carl Pescio, a former director of the Company, and one property owned by the Company’s president and another director. Mr. Pescio transferred the 15 properties he owned to Allied Nevada Gold Holdings, LLC (“Allied”). In 2007, the Company was in breach of its lease of the 15 properties and entered into an agreement with Allied effective January 1, 2008, whereby the Company returned all mining properties leased with the exception of the Illipah and NT Green claims. The Company charged off to operations in 2007 the capitalized cost of the abandoned properties totaling $1,661,350. The new agreement has a term of five year. Under the agreement, the Company is responsible to pay a 2% overriding royalty on the net smelter returns from the production of the minerals on the Illipah claim. The agreement also requires the Company to incur exploration and development expenses as follows:

On or before December 31, 2008	$150,000
On or before December 31, 2009	$200,000
On or before December 31, 2010 and
December 31, of each succeeding
year during the term of the agreement	$400,000

The agreement provides for a credit for previous expenditures incurred on these two properties of no more than $250,000 per property. In addition, the Company agreed to pay Allied $100,000 on February 6, 2008, and pay $70,000 on June 30 of each and succeeding year during the term of this agreement. The annual payment will be adjusted if on or before June 30, of any year during the term of the agreement, Company notifies Allied of its intent to surrender any of the unpatented mining claims subject to the agreement. The agreement further provides that the Company has the option to earn and vest an undivided sixty percent (60%) interest in a property and to form a joint venture with Allied for the management and ownership of the property when the Company has incurred and paid expenditures in the amount of $1,500,000 on a particular property.

Pursuant to the Company’s agreement on the lease of Illipah, the Company issued 200,000 shares of its common stock on August 27, 2007. The shares were valued at $54,000 and were included mining claims as reflected in the Company’s balance sheet.

Jack Creek Property
On October 3, 2005, the Company paid the Bureau of Land Management $30,875 as consideration on the Exploration License and Option to Lease Agreement entered into between the Company and Mr. Earl Abbott, and Stanley Keith ("the owners"), to explore 247 claims (nearly 5,000 acres) known as the Jack Creek Property. Mr. Abbott is the Company's President and Mr. Keith was a Company Director through 2006.

The Company entered into a definitive Exploration License and Option to Lease Agreement for the above claims for a period of twenty years. Under this agreement, the Company is responsible to make minimum lease payments to the owners as follows:

1.	Due Date	Amount
2.
3.	Upon signing	$ 22,500
4.	1st anniversary	$ 30,000
5.	2nd anniversary	$ 37,500
6.	3rd anniversary	$ 50,000
7.	4th anniversary	$ 62,500
8.	5th anniversary and each
	anniversary thereafter	$100,000

If any payments due by the Company to the owners are not paid within 30 days of its due date, interest will begin to accrue on the late payment at a rate of 2% over the prime rate established by the Department of Business and Industry of the State of Nevada.

Upon completion of a bankable feasibility study and payments totaling $140,000, all subsequent payments will convert into advance minimum royalty payments that are credited against the 4% production royalty due.

The Company shall have the option to purchase one-half (1/2) of the royalty applicable to the property representing two percent (2%) of the Net Smelter Returns. The Company shall have the right to elect to purchase such part of the royalty in increments representing one percent (1%) of the Net Smelter Returns and the purchase price for each such increment shall be $1,500,000. The Company shall have the option to purchase one-half (1/2) of the area-of-interest royalty applicable to mineral rights, mining claims and properties which the Company acquires from third parties representing one-half percent (.5%) of the Net Smelter Returns. The purchase price for such part of the area-of-interest royalty shall be $500,000 for the one-half percent (.5%) of the area-of-interest royalty applicable to mineral rights, mining claims and properties which the Company acquires from any third party.

The Company shall be responsible for all environmental liabilities and reclamation costs it creates and indemnifies the owners against any such claims or obligations. The Company can terminate the lease at any time by giving 30 days notice provided that there are no outstanding environmental or reclamation liabilities and that all lease and production royalty payments are current.

In addition, on August 7, 2006, the Company acquired an option for 53 additional claims (approx 1,000 acres) at the Jack Creek Property. The option was acquired from Gateway Gold (USA) Corp. through two of the Company’s directors, Earl Abbott and Stanley Keith, and is subject to the Area of Interest clause in the original Jack Creek agreement between the Company and those directors that the Company announced in its October 3, 2005, news release. The Company has the option to earn a 50% undivided interest in the 53 claims through its expenditure on the claims of a total of $500,000 in various stages by March 1, 2007, 2008, and 2009. Thereafter, the Company and Gateway Gold could form a joint venture; but, if Gateway declines to participate at its 50% level, the Company could exercise its option to earn an additional 20% in the claims through its expenditure on the claims of an additional $500,000 in two equal stages on or before March 1, 2010, and 2011. Mr. Abbott is also an officer of the Company.

A description of the mining properties leased by the Company is as follows:

NT Green Property is located in central Lander County, Nevada about 40 miles southwest of the town of Battle Mountain. The property is within the Battle Mountain/Eureka (Cortez) Trend at the northern end of the Toiyabe Range.

Jack Creek Property is located in the northern Independence Range about 50 miles north of Elko, Elko County, Nevada. It is comprised of 247 lode mining claims (nearly 5,000 acres) adjacent to Gateway Gold Corp.'s (TSX Venture:GTQ) Big Springs and Dorsey Creek Properties.

The Illipah gold prospect is situated in eastern Nevada at the southern extension of the Carlin Trend (T 18N, R 58E). The property consists of one hundred ninety one unpatented federal Bureau of Land Management lode mining claims, approximately 3,820 acres.

NOTE 5 – ACCRUED LIABILITY

Pursuant to the terms of the Company’s 2006 private offering, it was required file a registration statement to register the shares issued in the offering. The registration statement has not been filed and pursuant to the terms of the offering, the Company is subject to penalties which accrue until the shares are registered. The Company and the investors entered into a settlement agreement in March 2008, whereby the investors waived all penalty assessment in consideration for the receiving 2,272,500 shares of the Company’s common stock. The amount of penalty accrued and charge to operations in 2007 were capped at $249,975 which equals the fair value of the shares issued on the settlement date. The 2,272,500 shares were issued on April 1, 2008.

NOTE 6 – NOTES PAYABLE

On July 1, 2005, the Company borrowed $100,000 from Gatinara Holdings, Inc., an unrelated third party. The loan is evidenced by an unsecured promissory note. The note accrues interest at 8% per annum and matured on December 31, 2006. Accrued interest related to this note as of December 31, 2007 amounted to $20,011. The principal and accrued interest was not paid as of December 31, 2006 and is now in default.

In May 2007, the Company borrowed $12,000 from an unrelated third party. The loan is non-interest bearing, unsecured and due on demand.

During 2007, the Company borrowed a total of $730,000 from Mr. Carl Pescio. The loans are non-interest bearing and due on demand.

NOTE 7 – CONVERTIBLE DEBT

From August 9, 2005 to October 5, 2005, the Company borrowed a total of $330,978 from Greenshoe Investment, Inc., an unrelated third party. The loans are evidenced by unsecured promissory notes. The notes accrue interest at 8% per annum and mature on December 31, 2007. Accrued interest related to these notes as of December 31, 2007 amounted to $61,632. Principal and accrue interest are convertible into common shares of the Company’s common stock at a conversion price of $.40 per share. See Note 12, Subsequent Events.

During the year ended December 31, 2006, the Company borrowed a total of $649,838 from Greenshoe Investment, Inc. The loans are evidenced by unsecured promissory notes. The notes accrue interest at 8% per annum and mature on December 31, 2007. Accrued interest related to these notes as of December 31, 2007 amounted to $98,835. Principal and accrued interest are convertible into common shares of the Company’s common stock at a conversion price of $.40 per share. See Note 12, Subsequent Events.

During the year ended December 31, 2007, the Company borrowed a total of $50,000 from Greenshoe Investment, Inc. The loans are evidenced by unsecured promissory notes. The notes accrue interest at 8% per annum and mature on the anniversary date of the two loans. Accrued interest related to these notes as of December 31, 2007 amounted to $663. Principal and accrued interest are convertible into common shares of the Company’s common stock at a conversion price of $..05 per share.

As the conversion price is less then the trading price of the shares on the loan date, the Company recognized beneficial conversion features on each loan totaling $45,000. The $45,000 is an offset to the amount borrowed and is being charged to interest over the term of the debt. For 2007, the Company charged $7,246 to interest expense. The remaining balance of $37,754 will be fully charged to operations in 2008, when the loans mature.

NOTE 8 – STOCKHOLDERS’ (DEFICIT)

Common Stock
On April 19, 2004, the Company authorized a 50-for-1 stock split. On August 18, 2004, the Company authorized a 6.82 -for-1 stock split. On May 16, 2005, the Company authorized a 1.20 -for-1 stock split. In addition, the Company increased it authorized shares to 100,000,000. The accompanying financial statements have been retroactively restated to present the effect of these three stock splits.

On April 15, 2005, the Company's officers and directors agreed to redeem an aggregate of 27,172,800 of their shares for $7,906 or $.0002909 per share. The shares include 13,586,400 shares from Dr. Abbott, and 6,793,200 shares from each of Messrs. Pescio and Keith. Dr. Abbott's shares were redeemed for $3,954, and Messrs. Pescio and Keith each received $1,976 for their shares. These amounts are the equivalent to the pre-split prices they paid for their shares when they joined the Company in March 2004. The $7,906 was paid during the three months ended September 30, 2005.

In April 15, 2005, the holders of the notes payable converted the principal amount of the notes totaling $1,025,000 and accrued interest of $79,271 into 1,325,126 shares of the Company's common stock.

In the fourth quarter of 2005, the Company sold 625,000 shares of common stock to an investor for total cash proceeds of $500,000. In connection with this transaction, the Company also issued to this investor a warrant to purchase 625,000 shares of common stock for $0.85 per shares. As of December 31, 2005, the Company received $499,582. The remaining $418 has been charged to equity and included in subscription receivable.

In the second quarter of 2006, the Company’s former management exercised some of their options to purchase a total of 24,800 shares of the Company’s common stock at a price of $.15 per share.

In the third quarter of 2006, the Company sold 1,145,000 units through a private Reg S offering for $343,500. Each unit consisted of one share of the Company’s common stock and one warrant to purchase one share of the Company’s common stock at $.60 per share. The warrant expires three years from date of issuance. The warrants and underlying common shares are anti-dilutive.

In the fourth quarter of 2006, the Company issued 100,000 shares of its common stock in connection with the purchase of its Illipah mining claims. The shares were valued at $33,000 which represents the shares market value on date of issuance. The $33,000 was capitalized and included in the costs mining claims.

In August 2007, the Company issued 200,000 shares of its common stock relating to the original Illipah lease. The shares were valued at $54,000.

Options and Warrants

1)

In March 2004, the Company issued 60,000 options to former employees of the Company. In June 2006, former management exercised some of their options to purchase a total of 24,800 shares of the Company’s common stock for $3,720.

2)

In accordance with a consulting agreement with Access Capital Management Corp., the Company issued Access Capital, 25,000 options in September 2005 to purchase shares of the Company’s common stock for $0.75 per shares. In December 2005, the Company extended the term of the agreement and granted Access an additional 125,000 options to purchase shares of the Company’s common stock at a price of $0.75 per shares. The 150,000 options granted expire on September 28, 2010 unless Access Capital no longer provides services for the Company whereby the options expire one year from the date of termination.

3)

As discussed above, in connection with the issuance of the 625,000 shares of the Company’s common stock, the Company granted 625,000 warrants to purchase shares of the Company’s common stock at $.85 per share.

4)

In connection with the Company’s July 2006 private offering, the Company issued 1,145,000 warrants to purchase shares of the Company’s common stock at $.60 per share. The warrants expire three years from the date of issuance.

The warrant holders have the right to convert the warrants granted into shares of the Company’s common stock for no further consideration based upon a formula indicated in the warrant agreement.

5)

Also in July 2006, the Company received $1,500,000 in exchange for the issuance of 5,000,000 warrants which can be converted into 5,000,000 shares of the Company’s common stock at any time by the warrant holder for no further consideration through July 14, 2016 on which date the Company will issue the 5,000,000 shares. The warrant holder was also granted an additional 5,000,000 warrants to purchase shares of the Company’s common stock at a price of $.60 per share. These additional warrants expire three years from the date of issuance. The warrant holders have the right to convert the additional warrants granted into shares of the Company’s common stock for no further consideration based upon a formula indicated in the warrant agreement.

In connection with the July 2006 common stock offering and granting of warrants, the Company agreed to register all common shares relating to the offering with the Securities and Exchange Commission within 180 days of receiving the proceeds from the offering. Under the terms of the Registration Rights Agreement, the investors are entitled to liquidating damages in an amount equal to 1% of the aggregate amount invested for each 30-day period or pro rata for any portion thereof, in which a registration statement was not declared effective by the Securities Exchange Commission. In March 2008, the Company entered into a settlement agreement whereby in exchange for issuing 2,272,500 shares of the Company’s common stock, the Company is relieved of its obligations under the liquidated damages provision of the Registration Rights Agreement.

The following table summarizes the options and warrants outstanding at December 31, 2007:

		Weighed
	Options/	Average
	Warrants	Exercise
	Outstanding	Price

Balance - December 31, 2004	60,000	$.1500
Granted	775,000	$.8306
Exercised	-
Forfeited	-
Balance - December 31, 2005	835,000	$.7817
Granted	11,145,000	$.4654
Exercised	(24,800)	$(.1500)
Forfeited	-
Balance – December 31, 2006	11,955,200	$.4886
Granted	-	-
Exercised	-	-
Forfeited	-	-
Balance – December 31, 2007	11,955,200	$.4886

All of the above options and warrants are exercisable at December 31, 2007.

NOTE 9 – INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31, 2007 are as follows:

Deferred tax assets:
Net operating loss	$1,851,000
Less valuation allowance	(1,851,000)
$-

At December 31, 2007, the Company had federal net operating loss ("NOL") carryforwards of approximately $5,444,000. Federal NOLs could, if unused, begin to expire in 2024. The increase in deferred tax assets in 2007 of $1,851,000related to the Company’s 2007 net operating loss which was reduced to $0 due to the Company’s 2007 valuation allowance. Utilization of the net operating loss and tax credit carryforwards is subject to significant limitations imposed by various income tax codes and regulations.

NOTE 10 – RELATED PARTY TRANSACTIONS

During the year ended December 31, 2007 and 2006, the Company had the following transactions with related parties:

As discussed in Note 4, the Company entered into agreements with a company owned by Mr. Carl Pescio, a Director of the Company, to acquire mining claims. During the year ended December 31, 2007, the Company paid Mr. Pescio $150,000 related to these agreements.

As further discussed in Note 4, the Company entered into an agreement with Messrs. Abbott and Keith to acquire certain mining properties. During the year ended December 31, 2007, the Company paid Mr. Abbott $11,700 and Mr. Keith $18,300 related to this agreement.

During the year ended December 31, 2007 and 2006, the Company incurred consulting fees for services provided by Mr. Earl Abbott and related reimbursed costs totaling $100,04 and $118,550, respectively. Of the $100,504 incurred in 2007, $61,819 related to mining exploration and $38,685, related to general administrative activities. Of the $118,550 incurred in 2006, $67,200 related to mining exploration and $51,350 related to general administrative activities.

During the year ended December 31, 2006, the Company incurred consulting fees of $50,000 to Mr. George Drazenovic, its Chief Financial Officer. Mr. Drazenovic was not affiliated with the Company until 2006.

During the year ended December 31, 2007, Mr. Carl Pescio advanced $730,000 which is unsecured, non-interest bearing and due on demand.

NOTE 11 – PRIVATE STOCK OFFERING

The Company is conducting a private placement offering of 1,250,000 units of its securities at the price per unit of $.20. Each unit consists of one share of the Company’s stock and a warrant to purchase one-half of one share of the Company’s common stock at a price of $.30 per share. Warrants expire 2 years after date of grant. The Company is deferring all direct costs associated with the offering. Costs will either be charged against the proceeds received through the offering, if the offering is successful, or charged to operations, if the offering is unsuccessful. As of December 31, 2007, deferred offering costs amount to $2,500. No units have been sold as of December 31, 2007.

NOTE 12 - SUBSEQUENT EVENTS

On March 28, 2008, the Company issued 3,201,663 shares of its common stock in consideration for the cancellation of $1,280,641 of indebtedness.

On April 7, 2008, the Company issued 2,272,500 shares of its common stock in consideration for the release of the accruing damages relating to its failure to register certain shares pursuant to the terms of a previous private stock offering. See Note 4.

TORNADO GOLD INTERNATIONAL CORPORATION
(AN EXPLORATORY STAGE COMPANY)
CONDENSED BALANCE SHEET

March 31,
2008
(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$130,007
Prepaid Expenses	10,382

TOTAL CURRENT ASSETS	140,389

PROPERTY AND EQUIPMENT,
Mining claims	581,048
Computer equipment, net	1,826

OTHER ASSETS
Intangible assets - net	4,007

TOTAL ASSETS	$727,270

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable - related party	$52,470
Accounts payable - others	93,936
Accrued expenses	249,975
Loan Payable - related party	730,000
Notes payable and accrued interest	12,000
Convertible debt and accrued interest payable, net of discount	25,157
TOTAL CURRENT LIABILITIES	1,163,538

COMMITMENTS AND CONTINGENCIES	-

STOCKHOLDERS' DEFICIT
Common stock; $0.001 par value; 100,000,000 shares
authorized; 37,213,189 shares issued and outstanding	37,213
Additional paid in capital	3,533,746
Accumulated deficit	(704,993)
Deficit accumulated during the exploratory stage	(4,801,816)
Subscribed warrants	1,500,000
Stock subscription receivable	(418)
TOTAL STOCKHOLDERS' DEFICIT	(436,268)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$727,270

The accompanying notes are an integral part of these financial statements

TORNADO GOLD INTERNATIONAL CORPORATION
(AN EXPLORATORY STAGE COMPANY)
CONDENSED STATEMENTS OF OPERATIONS

			From
			March 19,
			2004
	For the Three Months Ended		through
	March 31,		March 31,
	2007	2008	2008
	(Unaudited)	(Unaudited)	(Unaudited)

NET REVENUE	$-	$-	$-

OPERATING EXPENSES
Compensation expense on option grants	-	-	68,765
Mining exploration expenses	79,197	-	1,329,175
General and administrative expenses	125,756	31,053	1,191,458
Loss on abandonment of mining claims	-	-	1,661,350
TOTAL OPERATING EXPENSES	204,953	31,053	4,250,748

LOSS FROM OPERATIONS	(204,953)	(31,053)	(4,250,748)

OTHER INCOME (EXPENSE)
Accrued damages on breach of contract	-	-	(249,975)
Interest expense	(21,616)	(31,594)	(301,093)
TOTAL OTHER INCOME (EXPENSE)	(21,616)	(31,594)	(551,068)

LOSS BEFORE PROVISION FOR INCOME TAXES	(226,569)	(62,647)	(4,801,816)

PROVISION FOR INCOME TAXES	-	-	-

NET LOSS	$(226,569)	$(62,647)	$(4,801,816)

NET LOSS PER SHARE - BASIC AND DILUTED	$(0.01)	$(0.00)

WEIGHTED AVERAGE COMMON EQUIVALENT
SHARES OUTSTANDING - BASIC AND DILUTED	30,111,526	33,190,260

The accompanying notes are an integral part of these financial statements

TORNADO GOLD INTERNATIONAL CORPORATION
(AN EXPLORATORY STAGE COMPANY)
CONDENSED STATEMENTS OF CASH FLOWS

			From
			March 19,
			2004
	For the Three Months Ended		through
	March 31,		March 31,
	2007	2008	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(226,569)	$(62,647)	$(4,801,816)
Adjustment to reconcile net loss to net cash
used in operating activities:
Loss on abandonment of mining claims			1,318,475
Value of options and warrants granted for services	-	-	68,765
Amortization	572	572	2,861
Depreciation	277	277	1,496
Changes in:
Prepaid expenses and other current assets	(43,333)	3,626	(5,382)
Accounts payable	42,646	(31,982)	221,507
Accrued expenses		-	249,975
Amortization of discount on convertible debentures	-	11,250	11,250
Accrued interest added to principal	21,616	20,345	208,733
Net cash used in operating activities	(204,791)	(58,559)	(2,724,136)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of mining claims	(150,000)	-	(1,778,973)
Purchase of equipment	(1,980)	-	(3,323)
Website design costs		-	(6,868)
Net cash used in investing activities	(151,980)	-	(1,789,164)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loan payable	330,000	185,000	3,082,816
Proceeds from issuance of common stock		-	856,802
Proceeds from subscribed warrants		-	1,500,000
Payment on note payable		-	(42,500)
Repurchase of shares on common stock		-	(577,906)
Offering costs		-	(175,905)
Net cash provided by financing activities	330,000	185,000	4,643,307

NET INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS	(26,771)	126,441	130,007

CASH AND CASH EQUIVALENTS, Beginning of period	144,106	3,566	-

CASH AND CASH EQUIVALENTS, End of period	$117,335	$130,007	$130,007

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid	$-	$-
Income taxes paid	$-	$-

Noncash investing and financing activities:

During the quarter ended March 31, 2008, debt totalling $1,280,641 was converted into
3,201,663 shares of the Company's common stock.

The accompanying notes are an integral part of these financial statements

TORNADO GOLD INTERNATIONAL CORP.
(An Exploratory Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

Organization

Tornado Gold International Corp. (formerly Nucotec, Inc.) was incorporated in the state of Nevada on October 8, 2001. On July 7, 2004, the name of the company was officially changed to Tornado Gold International Corp. (the "Company"). The Company is currently in the exploratory stage as defined in Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 7 and has been since March 19, 2004, when it changed its principal activity to the exploration of mining properties for future commercial development and production (See Note 4). On February 14, 2007, the Company changed its domicile from Nevada to Delaware.

Basis of Presentation and Going Concern

The accompanying unaudited financial statements contain all adjustments (consisting only of normal recurring adjustments) which, in the opinion of management, are necessary to present fairly the financial position of the Company as of March 31, 2008, and the results of its operations for the three months ended March 31, 2008 and 2007, and for the period from March 19, 2004 to March 31, 2008, and its cash flows for the three months ended March 31, 2008 and 2007, and for the period from March 19, 2004 to March 31, 2008. Certain information and footnote disclosures normally included in financial statements have been condensed or omitted pursuant to rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”). The Company believes that the disclosures in the financial statements are adequate to make the information presented not misleading. However, the financial statements included herein should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 filed with the Commission on April 14, 2008.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has no established source of material revenue, has incurred a net loss for the year ended March 31, 2008 of $62,647, had a negative working capital of $1,023,149, and had an accumulated deficit since its inception of $5,506,809. These conditions raise substantial doubt as to the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty. These condensed financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern

Management recognizes that the Company must generate additional resources to enable it to continue operations. Management intends to raise additional funds through debt and/or equity financing or through other means that it deems necessary. However, no assurance can be given that the Company will be successful in raising additional capital. Further, even if the company raises additional capital, there can be no assurance that the Company will achieve profitability or positive cash flow. If management is unable to raise additional capital and expected significant revenues do not result in positive cash flow, the Company will not be able to meet its obligations and may have to cease operations.

Stock Split

On April 19, 2004, the Company authorized a 50-for-1 stock split. On August 18, 2004, the Company authorized a 6.82 -for-1 stock split. On May 16, 2005, the Company authorized a 1.20 -for-1 stock split. All references in the accompanying financial statements to the number of shares outstanding and per-share amounts have been restated to reflect the various indicated stock splits.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Stock Based Compensation

The Company accounts for stock-based compensation under SFAS No. 123R, "Share- based Payment” and SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure--An amendment to SFAS No. 123.” These standards define a fair value based method of accounting for stock-based compensation. In accordance with SFAS Nos. 123R and 148, the cost of stock-based employee compensation is measured at the grant date based on the value of the award and is recognized over the vesting period. The value of the stock-based award is determined using the Black-Scholes option-pricing model, whereby compensation cost is the excess of the fair value of the award as determined by the pricing model at the grant date or other measurement date over the amount an employee must pay to acquire the stock. The resulting amount is charged to expense on the straight-line basis over the period in which the Company expects to receive the benefit, which is generally the vesting period. During 2008, the Company recognized no compensation expense under SFAS No. 123R as no options were issued to employees during these two periods (See Note 6).

As of April 15, 2005, the Company adopted its 2005 stock option plan to compensate its directors. As of March 31, 2008, no options have been granted to the directors.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts payable, accrued expenses and notes payable, Pursuant to SFAS No. 107, “Disclosures About Fair Value of Financial Instruments,” the Company is required to estimate the fair value of all financial instruments at the balance sheet date. The Company considers the carrying values of its financial instruments in the financial statements to approximate their fair values.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company defines cash equivalents as all highly liquid debt instruments purchased with a maturity of three months or less, plus all certificates of deposit.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method and with useful lives used in computing depreciation of 3 years. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Expenditures for maintenance and repairs are charged to operations as incurred; additions, renewals and betterments are capitalized.

Long- Lived Assets

The Company accounts for its long-lived assets in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value or disposable value. As of March 31, 2008, the Company did not deem any of its long-term assets to be impaired.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit. The Company extends credit based on an evaluation of the customer's financial condition, generally without collateral. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required.

Revenue Recognition

The Company has not generated any revenue from its mining operations.

Mining Costs

Costs incurred to purchase, lease or otherwise acquire property are capitalized when incurred. General exploration costs and costs to maintain rights and leases are expensed as incurred. Management periodically reviews the recoverability of the capitalized mineral properties and mining equipment. Management takes into consideration various information including, but not limited to, historical production records taken from previous mining operations, results of exploration activities conducted to date, estimated future prices and reports and opinions of outside consultants. When it is determined that a project or property will be abandoned or its carrying value has been impaired, a provision is made for any expected loss on the project or property.

Website Development Costs

Under FASB Emerging Issues Task Force Statement 00-2, Accounting for Web Site Development Costs ("EITF 00-2"), costs and expenses incurred during the planning and operating stages of the Company's web site development are expensed as incurred. Under EITF 00-2, costs incurred in the web site application and infrastructure development stages are capitalized by the Company and amortized to expense over the web site's estimated useful life or period of benefit. As of March 31, 2008, the Company had net capitalized costs of $4,006 related to its web site development, which are being depreciated on a straight-line basis over an estimated useful life of 3 years. Amortization expense for the three months ended March 31, 2008 and 2007 amounted to $572 and $572, respectively.

A schedule of amortization expense for the periods ending December 31, 2009 is as follows:

December 31, 2008	$2,289
December 31, 2009	1,718
$4,007

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Loss Per Share

The Company reports earnings (loss) per share in accordance with SFAS No. 128, "Earnings per Share." Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings

(loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share has not been presented since the effect of the assumed conversion of options to purchase common shares would have an anti-dilutive effect. The only potential common shares as of March 31, 2008 were 160,200 options, 11,795,000 warrants, and $50,000 of debt convertible into 1,000,000 shares of the Company’s common stock that have been excluded from the computation of diluted net loss per share because the effect would have been anti-dilutive. If such shares were included in diluted EPS, they would have resulted in weighted-average common shares of 46,145,660 for the 3 months ended March 31, 2008.

Recent Accounting Pronouncement

SFAS No. 161 - In March 2008, the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133. This Statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.

This Statement is intended to enhance the current disclosure framework in Statement 133. The Statement requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. This disclosure better conveys the purpose of derivative use in terms of the risks that the entity is intending to manage. Disclosing the fair values of derivative instruments and their gains and losses in a tabular format should provide a more complete picture of the location in an entity’s financial statements of both the derivative positions existing at period end and the effect of using derivatives during the reporting period. Disclosing information about credit-risk-related contingent features should provide information on the potential effect on an entity’s liquidity from using derivatives. Finally, this Statement requires cross-referencing within the footnotes, which should help users of financial statements locate important information about derivative instruments.

This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption.

The Company is currently evaluating SFAS 161 and has not yet determined its potential impact on its future results of operations or financial position.

NOTE 3 – COMPUTER EQUIPMENT

A summary of computer equipment at March 31, 2008 is as follows:

Computer equipment	$ 3,323
Accumulated depreciation	(1,497)
$ 1,826

Depreciation expense for the 3 months ended March 31, 2008 and 2007 amounted to $277 and $277, respectively.

NOTE 4 – MINING CLAIMS

Illapah and NT Greens

The Company originally leased 16 mining properties of which 15 were leased from Mr. Carl Pescio, a former director of the Company, and one property owned by the Company’s president and another director. In 2007, Mr. Pescio transferred the 15 properties he owned to Allied Nevada Gold Holdings, LLC (“Allied”).

In 2007, the Company was in breach of its lease of the 15 properties and entered into an agreement with Allied effective January 1, 2008, whereby the Company returned all mining properties leased with the exception of the Illipah and NT Green claims. Effective January 1, 2008, the Company returned all of its mining properties leased transferred to Corporation related party except for the Illipah and NT Green claims. The agreement pertaining to these two properties has a term of five years. Under the agreement, the Company is responsible to pay a 2% overriding royalty on the net smelter returns from the production of the minerals on the Illipah claim. The agreement also requires the Company to incur exploration and development expenses as follows:

On or before December 31, 2008	$150,000
On or before December 31, 2009	$200,000
On or before December 31, 2010 and
December 31, of each succeeding
year during the term of the agreement	$400,000

The agreement provides for a credit for previous expenditures incurred on these two properties of no more than $250,000 per property. In addition, the Company agreed to pay Allied $100,000 on February 6, 2008, and pay $70,000 on June 30 of each and succeeding year during the term of this agreement. The annual payment will be adjusted if on or before June 30, of any year during the term of the agreement, Company notifies Allied of its intent to surrender any of the unpatented mining claims subject to the agreement. The agreement further provides that the Company has the option to earn and vest an undivided sixty percent (60%) interest in a property and to form a joint venture with Allied for the management and ownership of the property when the Company has incurred and paid expenditures in the amount of $1,500,000 on a particular property.

Jack Creek Property

On October 3, 2005, the Company paid the Bureau of Land Management $30,875 as consideration on the Exploration License and Option to Lease Agreement entered into between the Company and Mr. Earl Abbott, and Stanley Keith ("the owners"), to explore 247 claims (nearly 5,000 acres) known as the Jack Creek Property. Mr. Abbott is the Company's President and Mr. Keith was a Company Director through 2006.

The Company entered into a definitive Exploration License and Option to Lease Agreement for the above claims for a period of twenty years. Under this agreement, the Company is responsible to make minimum lease payments to the owners as follows:

Due Date	Amount

Upon signing	$22,500
1st anniversary	$30,000
2nd anniversary	$37,500
3rd anniversary	$50,000
4th anniversary	$62,500
5th anniversary and each
anniversary thereafter	$100,000

If any payments due by the Company to the owners are not paid within 30 days of its due date, interest will begin to accrue on the late payment at a rate of 2% over the prime rate established by the Department of Business and Industry of the State of Nevada.

Upon completion of a bankable feasibility study and payments totaling $140,000, all subsequent payments will convert into advance minimum royalty payments that are credited against the 4% production royalty due.

The Company shall have the option to purchase one-half (1/2) of the royalty applicable to the property representing two percent (2%) of the Net Smelter Returns. The Company shall have the right to elect to purchase such part of the royalty in increments representing one percent (1%) of the Net Smelter Returns and the purchase price for each such increment shall be $1,500,000. The Company shall have the option to purchase one-half (1/2) of the area-of-interest royalty applicable to mineral rights, mining claims and properties which the Company acquires from third parties representing one-half percent (.5%) of the Net Smelter Returns. The purchase price for such part of the area-of-interest royalty shall be $500,000 for the one-half percent (.5%) of the area-of-interest royalty applicable to mineral rights, mining claims and properties which the Company acquires from any third party.

The Company shall be responsible for all environmental liabilities and reclamation costs it creates and indemnifies the owners against any such claims or obligations. The Company can terminate the lease at any time by giving 30 days notice provided that there are no outstanding environmental or reclamation liabilities and that all lease and production royalty payments are current.

In addition, on August 7, 2006, the Company acquired an option for 53 additional claims (approx 1,000 acres) at the Jack Creek Property. The option was acquired from Gateway Gold (USA) Corp. through two of the Company’s directors, Earl Abbott and Stanley Keith, and is subject to the Area of Interest clause in the original Jack Creek agreement between the Company and those directors that the Company announced in its October 3, 2005, news release. The Company has the option to earn a 50% undivided interest in the 53 claims through its expenditure on the claims of a total of $500,000 in various stages by March 1, 2007, 2008, and 2009. Thereafter, the Company and Gateway Gold could form a joint venture; but, if Gateway declines to participate at its 50% level, the Company could exercise its option to earn an additional 20% in the claims through its expenditure on the claims of an additional $500,000 in two equal stages on or before March 1, 2010, and 2011. Mr. Abbott is also an officer of the Company.

A description of the mining properties leased by the Company is as follows:

NT Green Property is located in central Lander County, Nevada about 40 miles southwest of the town of Battle Mountain. The property is within the Battle Mountain/Eureka (Cortez) Trend at the northern end of the Toiyabe Range.

Jack Creek Property is located in the northern Independence Range about 50 miles north of Elko, Elko County, Nevada. It is comprised of 247 lode mining claims (nearly 5,000 acres) adjacent to Gateway Gold Corp.'s (TSX Venture:GTQ) Big Springs and Dorsey Creek Properties.

The Illipah gold prospect is situated in eastern Nevada at the southern extension of the Carlin Trend (T 18N, R 58E). The property consists of one hundred ninety one unpatented federal Bureau of Land Management lode mining claims, approximately 3,820 acres.

NOTE 5 – NOTES PAYABLE

On July 1, 2005, the Company borrowed $100,000 from Gatinara Holdings, Inc., an unrelated third party. The loan is evidenced by an unsecured promissory note. The note accrues interest at 8% per annum and matured on December 31, 2006. In February 2008, the principal balance and accrued interest totaling $122,099 was cancelled through the issuance of 305,275 shares of the Company’s common stock.

From August 2005 to February 2006, the Company borrowed a total of $980,816 from Greenshoe Investment, Inc., an unrelated third party. The loans are evidenced by unsecured promissory notes. The notes accrue interest at 8% per annum and matured on December 31, 2007. In February 2008, the principal balance and accrued interest totaling $1,158,542 was cancelled through the issuance of 2,896,388 shares of the Company’s common stock.

In May 2007, the Company borrowed $12,000 from an unrelated third party. The loan is non-interest bearing, unsecured and due on demand.

During 2007, the Company borrowed a total of $730,000 from Mr. Carl Pescio. The loans are non-interest bearing and due on demand.

During 2007, the Company borrowed a total of $50,000 from Greenshoe Investment, Inc. The loans are evidenced by unsecured promissory notes. The notes accrue interest at 8% per annum and mature on the anniversary date of the two loans. Accrued interest related to these notes as of March 31, 2008 amounted to $1,660. Principal and accrued interest are convertible into common shares of the Company’s common stock at a conversion price of $.05 per share.

As the conversion price is less then the trading price of the shares on the loan date, the Company recognized beneficial conversion features on each loan totaling $45,000. The $45,000 is an offset to the amount borrowed and is being charged to interest over the term of the debt.

Interest expense accrued on the above loans during the three months ended March 31, 2008 and 2007 totaled $20,345 and $21,616. Interest charged to expense relating to the amortization of the beneficial conversion feature totaled $11,250 and $0 for the three months ended March 31, 2008 and 2007, respectively.

NOTE 6 – STOCKHOLDERS’ EQUITY (DEFICIT)

Common Stock

During the three months ended March 31, 2008, the Company issued 3,201,663 shares of its common stock through the cancellation of $1,280,641 of debt which includes principal and accrued interest.

Also during the three months ended March 31, 2008, the Company received $185,000 through the issuance of 3,700,000 shares of its common stock. The shares were issued through the Company’s private offering. The Company is offering 10,000,000 shares of its common stock to certain eligible investors at a price per share of $.05.

Options and Warrants

The following table summarizes the options and warrants outstanding at March 31, 2008:

Weighed
	Options/	Average
	Warrants	Exercise
	Outstanding	Price
Balance - December 31, 2006	11,955,200	$.4886
Granted	-	-
Exercised	-	-
Forfeited	-	-
Balance - December 31, 2007	11,955,200	$.4886
Granted	-	-
Exercised	-	-
Forfeited	-	-
Balance – March 31. 2008	11,955,200	$.4886

All of the above options and warrants are exercisable at March 31, 2008.

NOTE 7 – INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of March 31, 2008 are as follows:

Deferred tax assets:
Net operating loss	$1,872,000
Less valuation allowance	(1,872,000)
$-

At March 31, 2008, the Company had federal net operating loss ("NOL") carryforwards of approximately $5,507,000. Federal NOLs could, if unused, begin to expire in 2025. The increase in deferred tax assets in 2008 of $21,000 related to the Company’s 2008 net operating loss which was reduced to $0 due to the Company’s 2008 valuation allowance.

Utilization of the net operating loss and tax credit carryforwards is subject to significant limitations imposed by the change in control under Internal Revenue Code Section 382, limiting its annual utilization to the value of the Company at the date of change in control multiplied by the federal discount rate.

NOTE 8 – SUBSEQUENT EVENTS

In April 2008, the Company received $22,500 through the issuance of 450,000 shares of its common stock under its private offering.